Exhibit 10.5

NOVA MINERALS LIMITED

ACN 006 690 348

AK MINERALS PTY LTD

ACN 620 650 786

AKCM (AUST) PTY LTD

(a company to be registered)

INCORPORATED JOINT VENTURE AGREEMENT

Schedules

Schedule 1	Tenements
Schedule 2	Royalty

-i-

AGREEMENT made on 17 December ___ 2017

BETWEEN:

NOVA MINERALS LIMITED ACN 006 690 348 of Level 17, 500 Collins Street, Melbourne Vic 3000 (Nova)

AND

AK MINERALS PTY LTD ACN 620 650 786 of 13 Marengo Ave, Figtree NSW 2525 (AKM)

AND

AK MINERALS PTY LTD ACN 620 650 786 for and on behalf of AKCM (AUST) PTY LTD, a new company to be registered in Australia of 13 Marengo Ave, Figtree NSW 2525 (JVCo).

BACKGROUND

A.	AKM is the beneficial owner of the Tenements through its 100% owned subsidiary, AKCM.

B.	Nova and AKM have agreed to associate themselves as an incorporated joint venture on the terms and conditions contained in this Agreement to conduct exploration and mining operations on the Tenements.

OPERATIVE PART

The parties agree as follows:

1.	INTERPRETATION

1.1	Defined Terms

In this Agreement the following terms shall have the following meanings, unless the subject matter or context otherwise requires:

Agreement means this agreement;

AKCM means AK Custom Mining LLC, a company incorporated in Alaska;

Bankable Feasibility Study means a comprehensive Feasibility Study of a mineral deposit within the Exploration Area in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as a basis for a financial decision by a financial institution to finance the development of the deposit for mineral production;

Board means the board of Directors of JVCo;

Business Day means a day other than a weekend or public holiday in Melbourne, Victoria;

Change of Control means, in the context of Nova, means any of the following:

(a)	a bona fide takeover bid is declared unconditional and the bidder has acquired a relevant interest in at least 50.1% of issued ordinary shares;

(b)	more than 50% of the board of directors of Nova as at the Commencement Date resign or are otherwise removed;

(c)	any director of Nova nominated by AKM under clause 30 is removed by a resolution of the shareholders of Nova (except with the prior written consent of AKM); or

(d)	a court approves, under section 411(4)(b) of the Corporations Act 2001, a proposed compromise or arrangement for the purposes of, or in connection with, a scheme for the reconstruction of Nova or its amalgamation with any other company or companies.

Commencement Date means the date of satisfaction or waiver of the conditions set out in clause 3.1;

Competent Authority means any United States or Alaskan federal, state or local governmental, quasi-governmental or regulatory department, body, instrumentally, agency or other authority having jurisdiction over the Joint Venture, the Project or any of the other activities of the Joint Venture;

Confidential Information means information of one party (the Disclosing Party) which is disclosed to or observed by another party or the Manager (the Receiving Party) in connection with Joint Venture Operations or as a result of the exercise by the Receiving Party of its rights under clause 21.2 and which includes information relating to technology, processes, products, specifications, inventions and designs, used or developed by the Disclosing Party, and trade secrets and know-how and information of a commercially sensitive nature, but does not include any information which:

(a)	at the time of the first disclosure to or observation by the Receiving Party, was already in the lawful possession of the Receiving Party in written form;

(b)	is in or comes into the public domain otherwise than by disclosure in breach of the terms of this Agreement; or

(c)	becomes available to the Receiving Party from any other source provided that it was not acquired directly or indirectly from the Disclosing Party;

Development Area is defined in clause 13.4;

Development Proposal is defined in clause 13.4;

Director means a director of JVCo;

Disclosing Party is defined in clause 17.1;

Dispose in relation to any property means to sell, transfer, assign, create an Encumbrance over, declare oneself a trustee of or part with the benefit of or otherwise dispose of the relevant property (or any interest in it or any part of it);

Encumbrance means any mortgage, pledge, lien, hypothecation, charge or other form of security interest or interest in the nature of a security interest and Encumber, Encumbrancer and Encumbrancee have corresponding meanings;

Expenditure means all costs, expenses, liabilities and charges incurred and actually paid or accrued (when not cash items) in conducting Exploration and maintaining the Exploration Area, subject always to the following:

(a)	Overheads of Nova or JVCo will not be counted towards Stage 1 Expenditure, Stage 2 Expenditure or Stage 3 Expenditure; and

(b)	only the actual costs of personnel of Nova or JVCo who work on the Project (including remuneration and on-costs, and where travel is involved: flights, ground transport, accommodation and living costs) will be counted towards Stage 1 Expenditure, Stage 2 Expenditure or Stage 3 Expenditure.

Expert has the meaning given in clause 19;

Exploration means all activities aimed at the discovery, location and delineation of ore within the Exploration Area and all activities necessary, expedient, conducive or incidental thereto including the carrying out of Feasibility Studies, but does not include the implementation of a Development Proposal, Explore shall have a corresponding meaning;

Exploration Area means the area of the Tenements and includes all land below the surface of that area and also includes any other area, whether or not contiguous to the areas referred to above, which the parties unanimously agree shall form part of the Exploration Area;

Feasibility Study means a review and study of the technical, commercial and economic feasibility of mining within a part or all of the Exploration Area and for the development of all associated infrastructure and, without limiting the generality of the foregoing, containing such other information as the Board shall require;

Force Majeure means delay or failure that arises from a cause beyond a labour difficulty, act of public enemy, war, blockade, revolution, riot, insurrection, civil commotion, lightning, storm, fire, flood, earthquake, explosion, or any action, inaction, demand, order, restraint, restriction, requirement, prevention, frustration or hindrance by or of any person, government or other competent authority, embargo, unavailability of essential equipment or other material, lack of transportation and any other cause whether specifically referred to above or otherwise which is not within its reasonable control;

Insolvency Event means the happening of any of these events in relation to a party:

(a)	an application (not being an application which is withdrawn or dismissed within 28 days or which is frivolous or vexatious) is made to a court or an order is made that it be wound up or that a provisional liquidator be appointed in relation to it or it enters into a scheme of arrangement, deed of company arrangement or composition with or assignment for the benefit of, all or any class of its creditors or its proposes a re-organisation, moratorium or other administration involving any of them other than in any such case for the purposes of a solvent reconstruction approved by the other party;

(b)	it resolves to wind itself up or otherwise dissolve itself or gives notice of intention to do so, except to reconstruct or amalgamate whilst solvent on terms approved by the other party;

(c)	it is or states that it is insolvent;

(d)	it fails to pay an amount with the consequence that it is deemed under an applicable law to be insolvent; or

(e)	any other event or occurrence having a substantially similar effect to any of the events specified above, happens under the law of any applicable jurisdiction.

Joint Funding Commencement Date has the meaning given in clause 9.1;

Joint Venture means the joint venture between the parties to be established pursuant to this Agreement;

Joint Venture Expenditure means:

(a)	expenditure provided for in a Programme and Budget approved by the Board in accordance with clause 12;

(b)	expenditure not specifically set out in a Programme and Budget and is required to:

(i)	address an emergency, environmental protection or rehabilitation obligations;

(ii)	meet obligations lawfully prescribed by a Competent Authority (or other governmental agency) having authority in respect of any matter directly connected with the Project or by applicable law including maintenance of the Tenements in good standing and to keep them in good condition; or

(iii)	meet a cost overrun in carrying out a Programme and Budget (that could not have reasonably been avoided by proper diligence, care and operating practice) which does not exceed the budgeted amount in any Programme and Budget by more than 15%;

(c)	expenditure stated or deemed elsewhere in this Agreement to be Joint Venture Expenditure; and

(d)	any other expenditure which the parties agree shall be Joint Venture Expenditure;

Joint Venture Operations means all activities conducted by or on behalf of the parties pursuant to this Agreement on or after the Joint Venture Commencement Date;

Joint Venture Property means all property of whatever kind now held or hereafter acquired or created or held for use by or on behalf of the parties or any of them for the purposes of the Joint Venture (including, without limitation, the Exploration Area, all Product and all treatment and other facilities established or acquired by or on behalf of the parties for the purpose of conducting Joint Venture Operations and mining information);

Manager means Nova and each person appointed from time to time to manage Joint Venture Operations pursuant to clause 11 (provided that references to the Manager do not include references to Nova in any capacity other than as Manager);

Notice is defined in clause 21.1;

Option means option to enter into a joint venture to explore and develop the Project as provided for under the Terms Sheet;

Overheads mean administrative and corporate expenses and includes any overhead costs of the Board or of the board of directors of Nova and any salaries or wages paid by Nova or JVCo, but excludes any drilling, exploration, geological or other mining overheads or any remuneration for or costs relating to any technical employees, personnel or secondees to the extent that they carry out work on the Project;

Product means any mineral product recovered or produced from ore by Joint Venture Operations;

Programme and Budget means in respect of a period of time, which shall be no longer than six months:

(a)	a programme for the proposed prospecting, exploration and appraisal operations to be carried out on in the Exploration Area, together with a budget showing in detail the estimated expenditure in respect of that programme.

(b)	a summary of work undertaken by the Manager during the preceding period together with a statement of expenditure during that period,

prepared by the Manager in accordance with this Agreement;

Project means the project to develop, operate and, at the appropriate time, close and rehabilitate an operation to mine, produce and sell minerals, metals and other products of mining on and from the Tenements;

Related Body Corporate means a related body corporate within the meaning of Section 50 of the Corporations Act 2001;

Royalty means a net smelter return royalty as set out in Schedule 2;

Schedule means a schedule to this Agreement;

Scoping Study means a preliminary technical and economic evaluation of a potential mineral deposit undertaken by JVCo within the Exploration Area that may be based on a combination of directly gathered project data and assumptions borrowed from similar deposits or operations to the case envisaged, which includes a preliminary mine plan, sensitivity analysis and proposed metallurgical circuit and initial flowsheet, that is in any event consistent with clause 38 of the JORC Code (2012 Edition).

Share means share in the capital of JVCo;

Shareholder means holder of a Share;

Specified Proportion means, in relation to a Shareholder, the proportion which the number of Shares held by that Shareholder bears to the total number of Shares held by all Shareholders;

Stage 1 means the period starting on the Commencement Date and ending at the end of the Stage 1 Timeframe or earlier withdrawal by Nova from the Joint Venture;

Stage 2 means the period starting on the date on which a Stage 2 Election is made under clause 6.5(a) and ending at the end of the Stage 2 Timeframe or earlier withdrawal by Nova from the Joint Venture;

Stage 3 means the period starting on the date on which a Stage 3 Election is made under clause 7.5(a) and ending at the end of the Stage 3 Timeframe or earlier withdrawal by Nova from the Joint Venture;

Tenements means:

(a)	the mining tenements listed in Schedule 1; and

(b)	any other lease, licence, claim, permit or other tenement or authority which confers or may confer on a party a right to prospect, explore for or mine minerals in the whole or any part of the Exploration Area , or which is ancillary to the conduct of any of those activities, and includes any renewal, reissuance, extension, modification, substitution, variation, amalgamation or subdivision of or for any of the foregoing and any application for or interest in any of the foregoing which confers or will confer like rights, from time to time held by or on behalf of one or more of the parties; and

Terms Sheet means terms sheet document between Nova and AKM dated on or about 15 November 2017.

1.2	Interpretation

In the interpretation of this Agreement unless the subject matter or context otherwise requires:

(a)	The symbol “$” or references to “dollars” means the lawful currency of Australia;

(b)	references to the Corporations Law, any other Act of Parliament, code, regulation, ordinance or to any statutory instrument issued under any of them or to any provision of any of them shall be read amendment, modification or re-enactment or any statutory

(c)	words denoting the singular include the plural and vice versa and, in particular (but without limitation) any word, words, expression or expressions defined in the singular shall have a corresponding meaning if used in the plural and vice versa;

(d)	the table of contents and headings to clauses and Schedules are for the purposes of more convenient reference only and do not form part of this Agreement or affect its construction or interpretation;

(e)	references to a person include an individual person and a body corporate and references to an individual include a body corporate and vice versa;

(f)	references to a recital, clause or schedule are references to a recital, clause or Schedule of this Agreement;

(g)	references to any agreement, deed, instrument or other document (including, without limitation, references to this Agreement) include the same as amended, novated, supplemented, varied or replaced from time to time;

(h)	references to a gender includes each other gender; and

(i)	references to a party or to the Manager or to a party to any other agreement, understanding or document include its successors and permitted assigns and (where applicable) legal personal representatives.

2.	ESTABLISHMENT OF JOINT VENTURE AND PURPOSE

2.1	With effect from the Commencement Date, the Shareholders agree that they will associate themselves in an incorporated joint venture in JVCo as provided for under this Agreement.

2.2	The parties acknowledge and agree that the sole purpose of JVCo shall, in the absence of agreement by the parties to the contrary, be the development and operation of the Project in accordance with the terms hereof and as is agreed by the parties from time to time, including:

(a)	undertaking exploration over the Exploration Area;

(b)	undertaking consistently with sound exploration practice a feasibility study as to the economics of one or more commercial mining operations on the Project; and

(c)	if a feasibility study concludes commercial mining operations are economically feasible in accordance with sound mining practices, developing, bringing into production and operating one or more mining operations on the Exploration Area.

2.3	JVCo will be registered as a company with the Australian Securities & Investments Commission within 1 month after the date of this Agreement. If the chosen name for JVCo is not available, a similar name (to be chosen by mutual agreement between Nova and AKM) will be adopted.

2.4	When JVCo is registered as a company and it ratifies this document, Nova irrevocably and unconditionally releases and discharges AKM and each director of AKM from:

(a)	all liability under section 131 of the Corporations Act 2001 (C’th); and

(b)	any claims which Nova has or which but for this clause 2.4 it could, would or might at any time hereafter have or have had against AKM or any director of AKM arising out of this document or the operation of section 131 of the Corporations Act 2001 (C’th).

3.	CONDITIONS PRECEDENT

3.1	This Agreement and the rights and obligations of the parties under it is conditional upon:

(a)	Nova exercising the Option within the timeframe stipulated in the Terms Sheet; and

(b)	JVCo being incorporated and registered at the Australian Securities and Investments Commission and AKM transferring to JVCo all of its right, title and interest (free of Encumbrances) in the issued share capital of AKCM to the reasonable satisfaction of Nova.

3.2	Each of the parties will use their best endeavours to procure that the conditions precedent in clause 3.1 is satisfied on or before 31 January 2018. If either or both of the conditions precedent in clause 3.1 are not satisfied or waived by Nova on or before that date (or such later date as the parties may agree), then this Agreement will be at an end in which case no party will have any further rights or obligations against or to any other party.

4.	CAPITAL STRUCTURE

4.1	Unless otherwise agreed by the parties or provided for under this Agreement, all shares on issue in JVCo shall be fully paid ordinary shares which shall be paid up in full on issue and have the same rights, including, but not limited to, voting rights, rights in respect of dividends and on winding up of the JVCo.

4.2	The initial shareholding of the Company shall be as follows:

Party	No. Shares	% Holding
AKM	2,940	99.966%
Nova	1	0.034%
Total	2,941	100%

4.3	In addition, AKM will be issued with one Share in another class (Redeemable Special Voting Share) that will confer no rights unless and until there is a Change of Control in Nova at any time after Nova first becomes entitled to 51% of JVCo under clause 7.6 and any of the following apply:

(a)	Nova becomes entitled to 51% of JVCo under clause 7.6 but does not make a Stage 3 Election in accordance with clause 7.5(a);

(b)	Nova has suspended further Expenditure under clause 8.4 and has either not made a commitment under clause 8.6(c) or has notified AKM that it does not intend to make such a commitment; or

(c)	Nova does not fulfil the Stage 3 Expenditure within the Stage 3 Timeframe,

upon which:

(d)	the Redeemable Special Voting Share will confer AKM with the power to cast 51% of all votes that may be cast in relation to any Shareholder resolution or at any meeting of Shareholders, regardless of how many other Shares that may be held by that Shareholder or any other Shareholder or the voting rights relating to those other Shares;

(e)	the Redeemable Special Voting Share will not confer any rights to dividends or to any distributions or return of capital; and

(f)	the Redeemable Special Voting Share is not transferable.

The Redeemable Special Voting Share will be redeemable at any time for $0.01 at the election of AKM, and will in any event be automatically redeemed for $0.01 on the Joint Funding Commencement Date.

4.4	Except as provided in this Agreement, JVCo shall not, except with the prior written agreement of each of the Shareholders, allot or issue any shares in its capital or any options to acquire shares in its capital.

5.	REPRESENTATIONS AND WARRANTIES

5.1	AKM represents and warrants to Nova that, as at the date of execution of this Agreement and at the Commencement Date:

(a)	AKM and JVCo have full right, title and authority to enter into this Agreement;

(b)	there is no litigation or other proceedings of which AKM is aware which materially adversely affects or has the ability to materially adversely affect its obligations under this Agreement;

(c)	there are no agreements granting third party rights which would prevent AKM or JVCo from acting in the manner contemplated by this Agreement;

(d)	AKCM is the registered holder and beneficial owner of each of the Tenements;

(e)	the Tenements are in good standing, full force and effect and are not, so far as AKM is aware, liable to surrender, cancellation, forfeiture or non-renewal;

(f)	neither AKM nor AKCM has received and/or is aware of any notice of intention of the Competent Authorities to cancel or forfeit any of the Tenements and/or is aware of any fact or circumstance which may give rise to any such notice;

(g)	all material obligations and conditions in respect of the Tenements have been observed and fulfilled;

(h)	the Tenements are free of Encumbrances;

(i)	there are no proceedings or litigation or claims for native title (or similar claims) under any legislation concerning the whole or any part of the land the subject of the Tenements pending or threatened in any court or tribunal of which it is aware; and

(j)	neither AKM nor AKCM is engaged in any litigation or arbitration proceedings in respect of the Tenements or any part thereof or arising out of claims for personal injuries or property damage of a material nature.

5.2	Nova represents and warrants to AKM that:

(a)	Nova has full right, title and authority to enter into this Agreement;

(b)	there is no litigation or other proceedings of which Nova is aware which materially adversely affects or has the ability to materially adversely affect its obligations under this Agreement; and

(c)	there are no agreements granting third party rights which would prevent Nova from acting in the manner contemplated by this Agreement.

6.	STAGE 1: PROJECT FUNDING AND 30% EARN-IN

6.1	Nova may earn a 30% interest in JVCo by making the following payments and sole funding Exploration as follows:

(a)	Nova will pay $105,000 to AKM within 14 days of the Commencement Date being its obligation to pay the Option exercise fee pursuant to the Terms Sheet; and

(b)	Nova will incur or cause to be incurred minimum Expenditure of $300,000 in addition to the amount payable under clause 6.1(a) (Stage 1 Expenditure) by the first anniversary of the Commencement Date (Stage 1 Timeframe), which Expenditure shall include all sums spent by Nova (and agreed by AKM prior to the Commencement Date as having been spent by Nova) in undertaking due diligence investigations into AKM and the Project prior to execution of this Agreement.

6.2	If Nova is unable to fulfil the Stage 1 Expenditure within the Stage 1 Timeframe because of an event of Force Majeure or Nova is unable to gain access to Tenements where such access is essential for the purposes of carrying out the work contemplated in relation to Stage 1 (each a Stage 1 Delay Event), Nova must, as soon as reasonably practicable thereafter, give a notice in writing (Stage 1 Delay Notice) to AKM setting out:

(a)	detailed particulars of the Stage 1 Delay Event; and

(b)	the date to which, having regard to the Stage 1 Delay Event, Nova, acting reasonably and in good faith requires the Stage 1 Timeframe to be extended, to enable it to spend the Stage 1 Expenditure in full.

If Nova gives a Stage 1 Delay Notice, the Stage 1 Timeframe will be extended to the date specified in Nova compliance with clause 6.3.

6.3	Following the issue of a Stage 1 Delay Notice, senior representatives must meet and in good faith review, consider and agree on:

(a)	how the existing work program can be adjusted to minimise the effect of the Stage 1 Delay Event; and

(b)	the extent to which such adjustment (if any) will reduce the delay caused by the Stage 1 Delay Event.

If they are able to reach agreement on the above, the date specified in the Stage 1 Delay Notice will be deemed to have been changed to the new agreed date.

6.4	Nova may, at any time prior to spending the full Stage 1 Expenditure, withdraw from the Joint Venture without earning any interest in JVCo or any entitlement to Shares and this Agreement will come to an end, and Nova will have no claim against AKM, AKCM or JVCo to recover any Expenditure. If Nova has not spent the full Stage 1 Expenditure within the Stage 1 Timeframe, then Nova will be deemed to have withdrawn (at the expiry of the Stage 1 Timeframe) from the Joint Venture under this clause.

6.5	After spending the Stage 1 Expenditure within the Stage 1 Timeframe:

(a)	Nova may elect, no later than 30 days after the expiry of the Stage 1 Timeframe, to commence Stage 2 of the Joint Venture (as described in clause 7) by giving written notice of such election to AKM (Stage 2 Election); or

(b)	failing such election, Nova will be deemed to have withdrawn from the Joint Venture without earning any interest in or entitlement to Shares and, subject to clause 6.8, this Agreement will come to an end and Nova will have no claim against AKM, AKCM or JVCo to recover any Expenditure.

6.6	Upon Nova making the Stage 2 Election, JVCo must, and AKM must procure that JVCo does, forthwith allot and issue that number of new Shares to Nova such that the shareholding in JVCo will be as follows:

Party	No. Shares	% Holding
AKM	2,940	70%
Nova	1,260	30%
Total	4,200	100%

Upon the issue of the new Shares to Nova, Nova agrees to be bound by the constitution of JVCo.

6.7	Any amount spent prior to Stage 2 Election under clause 6.5 which is in excess of the Stage 1 Expenditure will be credited to Stage 2 Expenditure under clause 7. If Nova makes such additional expenditure but does not elect to continue to Stage 2, Nova will have no claim against AKM, AKCM or JVCo to recover any such additional Expenditure.

6.8	If Nova withdraws from the Joint Venture under clause 6.4 or fails to make a Stage 2 Election in accordance with clause 6.5(a), Nova shall without further formality be deemed to have assigned to AKM Share and interest in JVCo for $1 and shall at its cost including legal costs, stamp duty and all government or statutory charges, do all acts, matters and things reasonably required in order to give full effect to the assignment, including executing forms of transfer.

7.	STAGE 2: PROJECT FUNDING AND 51% EARN-IN

7.1	Provided that Nova has made a Stage 2 Election, Nova may earn a 51% interest (being an aggregate of the 30% interest earned under clause 6.6 plus an additional 21% interest) in JVCo by Nova incurring or causing to be incurred minimum Expenditure of $1,000,000 (Stage 2 Expenditure) by the first anniversary of the date of the Stage 2 Election (Stage 2 Timeframe), which Expenditure shall include such excess Expenditure from Stage 1 as provided under clause 6.7.

7.2	If Nova is unable to fulfil the Stage 2 Expenditure within the Stage 2 Timeframe because of an event of Force Majeure or Nova is unable to gain access to Tenements where such access is essential for the purposes of carrying out the work contemplated in relation to Stage 2 (each a Stage 2 Delay Event), Nova must, as soon as reasonably practicable thereafter, give a notice in writing (Stage 2 Delay Notice) to AKM setting out:

(a)	detailed particulars of the Stage 2 Delay Event; and

(b)	the date to which, having regard to the Stage 2 Delay Event, Nova, acting reasonably and in good faith requires the Stage 2 Timeframe to be extended, to enable it to spend the Stage 2 Expenditure in full.

If Nova gives a Stage 2 Delay Notice, the Stage 2 Timeframe will be extended to the date specified in Nova 2 Delay Notice, subject to compliance with clause 7.3.

7.3	Following the issue of a Stage 2 Delay Notice, senior representatives must meet and in good faith review, consider and agree on:

(a)	how the existing work program can be adjusted to minimise the effect of the Stage 2 Delay Event; and

(b)	the extent to which such adjustment (if any) will reduce the delay caused by the Stage 2 Delay Event.

If they are able to reach agreement on the above, the date specified in the Stage 2 Delay Notice will be deemed to have been changed to the new agreed date.

7.4	Nova may, at any time prior to spending the full Stage 2 Expenditure, withdraw from the Joint Venture without earning any interest in JVCo or any entitlement to Shares and, subject to clause 7.8, this Agreement will come to an end, and Nova will have no claim against AKM, AKCM or JVCo to recover any Expenditure. If Nova has not spent the full Stage 2 Expenditure within the Stage 2 Timeframe, then Nova will be deemed to have withdrawn (at the expiry of the Stage 2 Timeframe) from the Joint Venture under this clause.

7.5	After spending the Stage 2 Expenditure within the Stage 2 Timeframe:

(a)	Nova may elect, no later than 30 days after the expiry of the Stage 2 Timeframe, to commence Stage 3 of the Joint Venture (as described in clause 8) by giving written notice of such election to AKM (Stage 3 Election); or

(b)	failing such election, Nova will have no claim against AKM, AKCM or JVCo to recover any Expenditure, and AKM is entitled to seek third party funding for the Project on and from the expiry of the 30 day period for making a Stage 3 Election if there is a Change of Control in Nova at any time after the end of Stage 2.

7.6	Upon Nova completing the Stage 2 Expenditure within the Stage 2 Timeframe, JVCo must, and AKM must procure that JVCo does, forthwith allot and issue that number of new Shares to Nova such that the shareholding in JVCo will be as follows:

Party	No. Shares	% Holding
AKM	2,940	49%
Nova	3,060	51%
Total	6,000	100%

7.7	Any amount spent prior to Stage 3 Election under clause 7.5 which is in excess of the Stage 2 Expenditure will be credited to Stage 3

Expenditure under clause 8. If Nova makes such additional Expenditure but does not elect to continue to Stage 3, Nova will have no claim against AKM or JVCo to recover any such additional Expenditure.

7.8	If Nova withdraws from the Joint Venture under clause 7.4 or fails to complete the Stage 2 Expenditure in the Stage 2 Timeframe, Nova shall without further formality be deemed to have assigned to AKMs Shares and interest in JVCo for $1 and shall at its cost including legal costs, stamp duty and all government or statutory charges, do all acts, matters and things reasonably required in order to give full effect to the assignment, including executing forms of transfer.

8.	STAGE 3: PROJECT FUNDING AND 70% EARN-IN

8.1	Provided that Nova has made a Stage 3 Election, Nova may earn a 70% interest in JVCo (being an aggregate of the 51% interest earned under clause 7.6 plus an additional 19% interest) by Nova incurring or causing to be incurred minimum Expenditure of $2,000,000 (Stage 3 Expenditure) by the second anniversary of the date of the Stage 3 Election (Stage 3 Timeframe), which Expenditure shall include such excess Expenditure from Stage 2 as provided under clause 7.7.

8.2	If Nova is unable to fulfil the Stage 3 Expenditure within the Stage 3 Timeframe because of an event of Force Majeure or Nova is unable to gain access to Tenements where such access is essential for the purposes of carrying out the work contemplated in relation to Stage 3 (each a Stage 3 Delay Event), Nova must, as soon as reasonably practicable thereafter, give a notice in writing (Stage 3 Delay Notice) to AKM setting out:

(a)	detailed particulars of the Stage 3 Delay Event; and

(b)	the date to which, having regard to the Stage 3 Delay Event, Nova, acting reasonably and in good faith requires the Stage 3 Timeframe to be extended, to enable it to spend the Stage 3 Expenditure in full.

If Nova gives a Stage 3 Delay Notice, the Stage 3 Timeframe will be extended to the date specified in Nova Stage 3 Delay Notice, subject to compliance with clause 8.3.

8.3	Following the issue of a Stage 3 Delay Notice, senior representatives must meet and in good faith review, consider and agree on:

(a)	how the existing work program can be adjusted to minimise the effect of the Stage 3 Delay Event; and

(b)	the extent to which such adjustment (if any) will reduce the delay caused by the Stage 3 Delay Event.

If they are able to reach agreement on the above, the date specified in the Stage 3 Delay Notice will be deemed to have been changed to the new agreed date.

8.4	Provided that Nova has made a Stage 3 Election, Nova may, at any time prior to spending the full Stage 3 Expenditure, suspend further Expenditure (but for the avoidance of doubt cannot withdraw from the Joint Venture). If, regardless of whether Nova has suspended further Expenditure, Nova does not fulfil the full Stage 3 Expenditure within the Stage 3 Timeframe, then Nova will have no claim against AKM, AKCM or JVCo to recover any Expenditure, but Nova will be entitled to retain its 51% interest in JVCo earned under clause 7.6.

8.5	After spending the Stage 3 Expenditure within the Stage 3 Timeframe, JVCo must, and AKM must procure that JVCo does, forthwith allot and issue that number of new Shares to Nova such that the shareholding in JVCo will be as follows:

Party	No. Shares	% Holding
AKM	2,940	30%
Nova	6,860	70%
Total	9,800	100%

8.6	If:

(a)	there is a Change of Control in Nova at any time after the end of Stage 2;

(b)	Nova suspends further Expenditure towards the Stage 3 Expenditure during the Stage 3 Timeframe; and

(c)	Nova does not provide a written commitment to AKM to complete the Stage 3 Expenditure within the Stage 3 Timeframe (which will become a legally binding obligation on Nova to do so) within 1 month of a request from AKM, then AKM is entitled to seek third party funding for the Project prior to the expiry of the Stage 3 Timeframe.

8.7	If Nova does not fulfil the Stage 3 Expenditure within the Stage 3 Timeframe (regardless of whether or not Nova has made a written commitment under clause 8.6) and there is a Change of Control in Nova at any time after the end of Stage 2, then AKM is entitled to seek third party funding for the Project on and from the expiry of the Stage 3 Timeframe.

8.8	If AKM is entitled to seek third party funding for the Project under clauses 8.6 or 8.7, Nova acknowledges and agrees that such funding may involve the issue of additional Shares

JVCo. The number and price of any such additional Shares will be determined by the Board.

9.	ONGOING CONTRIBUTION TO PROJECT EXPENDITURE

9.1	Upon Nova’s interest in JVCo becoming 70% under clause 8, Nova will continue as sole funder of the Project until the date on which a Scoping Study is completed in respect of the Project or part thereof (where the date on which such a Scoping Study is completed is the Joint Funding Commencement Date). Prior to the Joint Funding Commencement Date, diluted or otherwise reduced below this level.

9.2	On and from the Joint Funding Commencement Date, each Shareholder will contribute to Joint Venture Expenditure in proportion to its Specified Proportion that is:

(a)	required to carry out Programmes and Budgets;

(b)	for Joint Venture Expenditure not specifically set out in a Programme and Budget and is required to:

(i)	address an emergency, environmental protection or rehabilitation obligations;

(ii)	meet obligations lawfully prescribed by a Competent Authority (or other governmental agency) having authority in respect of any matter directly connected with the Project or by applicable law including maintenance of the Tenements in good standing and to keep them in good condition;

(iii)	meet a cost overrun in carrying out a Programme and Budget (that could not have reasonably been avoided by proper diligence, care and operating practice) which does not exceed the budgeted amount in any Programme and Budget by more than 15%; or; or

(c)	otherwise approved by the Board or incurred in a manner provided for in this Agreement.

9.3	In respect of joint funding as contemplated, JVCo will issue a contribution notice to each Shareholder specifying the contribution to be paid by that Shareholder in respect of the relevant expenditure (Contribution Notice).

9.4	Unless otherwise agreed by the Shareholders, all contributions will be satisfied by equity contribution, by each Shareholder subscribing for new Shares in an amount and at an issue price per Share determined by the Board.

9.5	Each Shareholder must within 10 Business Days after receipt by that Shareholder of a Contribution Notice, or such longer period as is stated in the Contribution Notice, pay to JVCo the amount of the contribution in cleared funds. A failure by a Shareholder to contribute all or part of the amount specified in a Contribution Notice will not constitute a breach of or default by that Shareholder.

9.6	If a Scoping Study in respect of the Project or part thereof has not been under clause 8 (70% Date) and there is a Change of Control in Nova after the 70% Date, then AKM is entitled to seek third party funding for the Project on and from the expiry of that 2 year period.

9.7	If AKM is entitled to seek third party funding for the Project under clause 9.6, then:

(a)	Nova must act reasonably and in good faith to cooperate with AKM to seek and secure third party funding for the Project; and

(b)	Nova acknowledges and agrees that such funding may involve the JVCo. The number and price of any such additional Shares will be determined by the Board.

10.	DILUTION AND ROYALTY

10.1	On and from the Joint Funding Commencement Date, the Specified Proportion of a Shareholder (Diluting Shareholder) shall be reduced and diluted in accordance with clause 10.2 if the Diluting Shareholder does not contribute the full amount specified in the relevant Contribution Notice

10.2	If clause 10.1 applies, the Diluting Shareholder’s Specified Proportion must be reduced and the Specified Proportion of the other Shareholder must be increased in accordance with the following formula:

where:

A = the Specified Proportion of the relevant Shareholder on and from the date of the calculation;

B = the relevant Shareholder’s total contributions actually made to Joint Venture Expenditure pursuant to issued Contribution Notices up to the date of the calculation;

C = the total Joint Venture Expenditure from the Joint Funding Commencement Date up to the date of the calculation.

10.3	In order to effect the change in the Specified Proportions of the Shareholders, JVCo must, and the parties must procure that JVCo does, forthwith allot and issue that number of new Shares to Nova such that the Specified Proportions of each Shareholder are adjusted accordingly. To the extent that a capital reconstruction is required to be undertaken in JVCo in order to effect this change, the Shareholders will do all things reasonably required of them to do so, including executing all relevant documents (including written resolutions) and exercising their voting power accordingly.

10.4	Where AKM’s Specified Proportion falls to 15% or below, its Specified Proportion shall be fixed at 15% and cannot be diluted or otherwise reduced below this level and JVCo shall pay the Royalty to the AKM in accordance with Schedule 2.

10.5	The parties will, within 3 months after the date of this Agreement, negotiate in good faith on and enter into a formal stand-alone royalty agreement for the payment of the Royalty. The formal stand-alone royalty agreement will incorporate the terms set out in Schedule 2, and will otherwise be on terms which are agreed by the parties and are customary for agreements of this nature.

11.	MANAGER

11.1	Nova shall be manager of the Joint Venture (Manager) subject to the terms of this Agreement.

11.2	The Manager, by itself or through its employees, agents or contractors, shall have the conduct of all Joint Venture Operations on behalf of the parties and for this purpose shall have possession and control of all Joint Venture Property.

11.3	Within 30 days of the Commencement Date, and thereafter at intervals of not more than 6 months, the Manager shall prepare and submit a Programme and Budget, in consultation with AKM, for consideration and approval by the Board.

11.4	Subject to clause 11.5 and to the due provision of funds to meet Joint Venture Expenditure by the parties obliged to provide them, the Manager shall conduct Joint Venture Operations in accordance with Programmes and Budgets approved by, and the lawful decisions and directions of, the Board, but otherwise in its absolute discretion. No party, and no Representative of a party, shall have any power to give directions or instructions to the Manager except through participation in a decision of the Board.

11.5	In addition to its obligations specified elsewhere in this Agreement the Manager shall:

(a)	comply with all statutory obligations and applicable laws;

(b)	do all things necessary to ensure that all Tenements are maintained in good standing, including but not limited to prepare and lodge all statutory reports relating to the Tenements required to be prepared and lodged by AKCM, and to spend all minimum expenditures required under the terms of the Tenements or as required by any Competent Authority;

(c)	keep or cause to be kept in accordance with the Accounting Procedure and with generally accepted accounting standards and practices in Australia applied on a consistent basis, true and fair records and comprehensive books, accounts and records of Joint Venture Operations, Joint Venture Expenditure and of all Joint Venture Property and of all transactions entered into by or on behalf of the parties;

(d)	pay all costs and expenses incurred through the conduct of Joint Venture Operations;

(e)	furnish to the Board a quarterly summary of Joint Venture Expenditure;

(f)	furnish to the Board a quarterly (or more frequently if the Manager in its discretion so determines) technical summary of Joint Venture Operations;

(g)	obtain and maintain in force all insurances required by law and any additional insurance that the Board requires to be effected; and

(h)	maintain proper systems of internal control to enable the Joint Venture Property to be adequately controlled and accounted for and to provide reasonable control of transactions.

11.6	Subject always to clause 11.7, the Manager may charge JVCo with all costs, expenses and liabilities of the Manager incurred by the Manager in the performance of its duties and obligations under this Agreement (which shall be deemed Joint Venture Expenditure) including, without limitation:

(a)	the proportion of salaries and wages and related loadings (including, without limitation, overtime) and other emoluments and benefits of employees of the Manager and of employees seconded from its Related Bodies Corporate (relative to the respective periods of their service with the Manager) that reasonably relates to Joint Venture Operations;

(b)	the current cost of plans for group life assurance, medical service and hospitalisation, superannuation, pension, thrift, bonus and other benefit plans of like nature for Joint Venture personnel when and as accrued;

(c)	travel, lodging, subsistence and incidental expenses of personnel incurred in performance of the obligations of the Manager under this Agreement;

(d)	materials, plant, buildings, equipment and supplies (including the cost and procurement and storage thereof) purchased by the Manager for Joint Venture Operations;

(e)	transportation of Joint Venture personnel, and of materials, equipment and supplies (including freight forwarding, customs duties and landing charges);

(f)	service and utilities procured from outside sources for Joint Venture Operations including utilities procured from any Related Body Corporate of the Manager;

(g)	the cost of the Manager of employing contractors and subcontractors in connection with Joint Venture Operations;

(h)	all costs or expenses for the repair or replacement of Joint Venture Property due to damage or losses by fire, flood, storm, theft, accident or other cause (to the extent that the same is not compensated by insurance);

(i)	costs and expenses of handling, investigating and settling litigation and claims including legal fees and expenses, and the amount of any judgments obtained against the Manager or any of the other parties (and any agreed settlement) insofar as the same relate to Joint Venture Property or to the activities of the Manager under this Agreement or the discharging of liens;

(j)	legal services necessary or expedient in connection with the activities of the Manager under this Agreement (including, without limitation, relating to compliance with any relevant environmental laws or regulations);

(k)	rates, taxes or governmental (municipal or otherwise) assessments of every kind (except taxes based upon or measured by income) levied, assessed or imposed upon or in connection with Joint Venture Property or the recovery of Product or the delivery of Product to the other party;

(l)	rentals or renewal fees in relation to the Joint Venture;

(m)	premiums paid for insurance carried in accordance with this Agreement together with all expenditure incurred and paid in settlement of any and all losses, claims, damages, judgments and other expenses of Joint Venture Operations, including legal services, not recovered from the insurers;

(n)	the cost of utility services such as power, gas water and communications, including postage, telephone, cable, facsimile, telex and radio, and the cost of installing and rendering any of those services; and

(o)	up to the date that a decision to mine is made under this Agreement and notwithstanding clause 11.7(a), an overhead rate of 10% of Expenditure calculated in accordance with standard mining industry practice.

11.7	Despite clause 11.6, the Manager is not permitted to charge JVCo the following costs, expenses and liabilities incurred by the Manager:

(a)	Overheads of Nova; and

(b)	the costs of any Nova personnel that does not reasonably relate to Joint Venture Operations.

11.8	The Manager from time to time shall continue as Manager until and shall cease to be Manager upon the occurrence of one of the following events:

(a)	it resigns from the office of Manager, which it may do at any time by giving 90 days’ prior notice to JVCo, subject to the following:

(i)	the Manager is not permitted to resign during the Stage 1 Timeframe or Stage 2 Timeframe unless Nova has withdrawn or has been deemed to withdraw from the Joint Venture;

(ii)	the Manager is not permitted to resign during the Stage 3 Timeframe unless Nova has suspended further Expenditure under clause 8.4 and has either not made a commitment under clause 8.6 or has notified AKM that it does not intend to make such a commitment;

(b)	an order is made for the winding-up or dissolution without winding-up of the Manager (otherwise than for the purposes of reconstruction or amalgamation); or

(c)	a receiver, receiver and manager, administrator or like official is appointed over, or a holder of an Encumbrance takes possession of, the whole or any substantial part of the undertaking and property of, the Manager.

11.9	The parties agree that they will use all reasonable efforts to ensure that a meeting of the Board is called prior to, or as soon as practicable after, the Manager ceases to hold office, for the purpose of appointing a successor Manager.

11.10	(a) Forthwith upon ceasing to hold office, the outgoing Manager shall deliver to the successor Manager operating control of all bank accounts of JVCo and AKCM, all Joint Venture Property and all confidential information in its possession or under its control and all documents, books, records and accounts relating to the Joint Venture which it was the responsibility of the outgoing Manager to maintain PROVIDED HOWEVER that the outgoing Manager shall be entitled to retain copies of all documents, books, records and accounts for its own records.

(b) If title to any Joint Venture Property is held in the name of the outgoing Manager it shall promptly transfer that title to either JVCo or AKCM and the costs of that transfer shall be Joint Venture Expenditure.

12.	BOARD OF DIRECTORS

12.1	Unless otherwise agreed by the parties, on and from the Commencement Date the Board shall consist of three directors of which Nova shall be entitled to nominate two Directors, one of whom shall be the chairperson of the Board (Chairperson) and AKM share be entitled to nominate one Director. However, Nova must procure that at least one of the Directors it has nominated resigns from the Board, and AKM is entitled to nominate two Directors, one of whom shall become the Chairperson, if there is a Change of Control in Nova at any time after Nova first becomes entitled to 51% of JVCo under clause 7.6 and any of the following apply:

(a)	Nova becomes entitled to 51% of JVCo under clause 7.6 but does not make a Stage 3 Election in accordance with clause 7.5(a);

(b)	Nova has suspended further Expenditure under clause 8.4 and has either not made a commitment under clause 8.6(c) or has notified AKM that it does not intend to make such a commitment; or

(c)	Nova does not fulfil the Stage 3 Expenditure within the Stage 3 Timeframe.

12.2	Upon a Shareholder no longer holding an interest in any Shares, that Shareholder shall forthwith procure the resignation from the Board of its appointed Directors.

12.3	The nomination of a Director to the Board, pursuant to this Agreement, shall be made by notice served on the other Shareholder and on JVCo.

12.4	The Shareholders hereby agree to exercise their voting rights in JVCo to ensure that any person nominated to be a Director by any Shareholder, pursuant to the terms hereof, is appointed to the Board, as soon as practicable after such nomination.

12.5	Each Shareholder shall be entitled to cause the removal from the Board of any Director nominated by it and each Shareholder agrees to exercise its voting rights in JVCo for the purposes of effecting the removal of any such Director in the same manner provided in clause 12.4.

12.6	If by reason of the death, retirement or removal of a Director or for any other reason, a vacancy occurs on the Board, the Shareholder who appointed such former Director shall be entitled to nominate a replacement Director and the terms of clause 12.4 shall bind the parties in respect of the same.

12.7	No Shareholder shall use its voting rights in JVCo for the purposes of voting in favour of a resolution to remove any director from the Board appointed upon the nomination of another Shareholder unless that other Shareholder consents in writing thereto.

12.8	Each Director shall be entitled, from time to time, to appoint an alternate director to represent and speak on behalf of such Director at Board meetings and to vote on such Director’s behalf at Board meetings.

12.9	Subject to clause 12.10, the Shareholders agree that no business shall be transacted at a meeting of the Board and no resolutions shall be passed unless at least one Director nominated by each of the Shareholders is present.

12.10	If at least one Director nominated by each Shareholder is not present:

(a)	within an hour of the time appointed for a meeting of the Board then the meeting shall stand adjourned to such day, time and place as the Directors present may determine, not being less than 3 days from the date of the meeting first convened; or

(b)	within an hour of the time appointed for a meeting adjourned in accordance with clause 12.10(a) then any two Directors present at that adjourned meeting may proceed with the meeting, notwithstanding that there may not be present a Director nominated by each Shareholder.

12.11	Any Director may convene a meeting of the Board at any time by giving at least 5 days written notice to the other Directors stating that a meeting shall be convened on a specified day, time and place and the matters to be considered. No notice of meeting shall be necessary when all the Directors are present and agree upon the meeting being held and the agenda for such meeting.

12.12	An agenda for a meeting of the Board shall be furnished to all Directors by the Chairperson not less than 2 days before such meeting is scheduled to be held. Matters not included in the agenda for a meeting of the Board shall not be considered at such meeting, unless all Directors (including any Director not present at the meeting) agree.

12.13	The Chairperson shall cause full and accurate minutes to be prepared covering the business conducted and decisions reached at each meeting of the Board.

12.14	In addition to its statutory and other legal function, the Board shall:

(a)	review the conduct of Joint Venture Operations by the Manager;

(b)	determine the policies, nature and content of Programmes and Budgets for Joint Venture Operations to be prepared by the Manager;

(c)	give general directions as to the manner in which the Manager shall carry out Joint Venture Operations;

(d)	receive and discuss reports of the Manager;

(e)	consider and approve (subject to modification or otherwise) or reject annual, supplementary and revised programmes in accordance with any provision of this Agreement;

(f)	consider and approve or reject any development proposals presented by the Manager;

(g)	review and modify a Programme and Budget during its currency;

(h)	give directions and instructions to the Manager relating to the carrying out of any programme and the holding of or dealing with Joint Venture Property;

(i)	act on all other matters requiring approval of the Management Committee by the terms of this Agreement; and

(j)	undertake all those functions that are provided in this Agreement.

12.15	Decisions by the Board shall, subject to clause 12.16, be by majority vote of Directors and a resolution in respect of which a majority of the number of Directors present at a duly convened meeting vote in favour shall be deemed to be a decision or determination of the Board. The Chairperson shall have a casting vote in the event of an equality of votes.

12.16	The Board may pass valid resolutions outside Board meetings, provided the proposal concerned has been notified in writing to all of the Directors and all Directors have approved the proposal concerned, in the form of a written statement signed by all Directors as evidence of their approvals where such written statement may be signed in separate counterparts and all such counterparts shall be read as comprising one written statement. Such decisions shall be of no less force or effect as decisions adopted at a validly held meeting of the Board.

12.17	Board meetings shall be held at a location that the Chairperson decides. A Director may attend by telephone or video conferencing provided that such Director gives advance notice of his or her intention to so attend (and in the case of video conferencing such facilities are reasonably available at a reasonable cost) and provided also that he or she can hear everything said at such meeting and the members physically present at the meeting can hear everything he or she says;

12.18	Each Shareholder shall cause the Directors nominated by it to exercise their vote at meetings of the Board and otherwise to exercise their powers as a Director in such manner so as to ensure that the Shareholder complies with the terms of this Agreement.

12.19	Strictly subject at all times to any applicable law to the contrary, a Director shall be entitled to act in carrying out his duties as such Director on behalf of the Shareholder that nominated such Director.

13.	DECISION TO MINE

13.1	The development of any mineralisation discovered through the conduct of Joint Venture Operations and the production of Product in or from the Exploration Area and all related mining, processing, treatment and transportation shall be undertaken only in the manner and according to the procedures set out in this clause 13.

13.2	If any mineralisation is discovered within the Exploration Area through Joint Venture Operations and the Board considers it to be capable of economic exploitation, the Board may direct the Manager to prepare for consideration by the Board a Feasibility Study.

13.3	The costs of preparing a Feasibility Study pursuant to clause 13.2 shall be Joint Venture Expenditure.

13.4	The Manager may submit to the Board at any time a proposal for mining of ore from all or any part of the Exploration Area (Development Area) based on a Feasibility Study prepared pursuant to clause 13.2 (Development Proposal). The parties shall ensure that the Board meets to consider and vote upon any Development Proposal within 30 days of its submission and if such Development Proposal is approved by the Board a Decision to Mine will be deemed to have been made on the date of such approval.

13.5	A Development Area must be no larger than is reasonably necessary for the purposes of the economic development of the ore including provision for the location of all infrastructure.

14.	DECISIONS REQUIRING NOVA APPROVAL

14.1	Subject to clause 14.2, none of following acts or decisions will be made or implemented by the Board, JVCo or the Shareholders unless Nova has first given its written consent to the making and implementation of such act or decision:

(a)	to Dispose, abandon, surrender or relinquish of any or all of the Tenements;

(b)	to Dispose of any shares in AKCM or a decision to issue any further shares in AKCM;

(c)	the acquisition by JVCo or AKCM of any shares or other equity interests in a third party entity or establishment of a subsidiary company;

(d)	the payment of Directors’ fees, expenses and remuneration or other benefits;

(e)	the determination or declaration of any dividends;

(f)	to enter into any joint venture, partnership or other association;

(g)	to enter into any commitment or liability which is not in the ordinary course of business or to borrow any moneys for the Project;

(h)	any alteration of JVCo or AKCM’s share capital (whether by way of reduction, increase, consolidation, subdivision, cancellation or otherwise) not contemplated or provided for under this Agreement;

(i)	any amendment, variation or replacement of JVCo’s constitution or AKCM’s constituent documents;

(j)	any increase or decrease in the number of Directors;

(k)	the voluntary liquidation of JVCo or AKCM; and

(l)	the variation of rights attaching to any issued Shares or other securities in JVCo.

14.2	Clause 14.1 ceases to apply if the voting rights of the Redeemable Special Voting Share are activated.

15.	COMPANY ACCOUNT, INSPECTION AND REPORTING

15.1	JVCo will open and maintain a special purpose bank account (which will be interest-bearing) in the name of JVCo and into which account all contributions made by the Shareholders and all other receipts by JVCo on account of the Project will be deposited and from which all expenditure and Project costs and expenses will be paid or reimbursed by JVCo. All interest earned on the account will be held in and applied as part of the account. The Director appointed by AKM must be given read-only access to such bank account.

15.2	Each Shareholder and its duly authorised representatives, at the cost and risk of the Shareholder concerned, will, on reasonable notice to JVCo, be allowed access to the Tenements at all reasonable times for the purposes of inspecting the Tenements and related Project and the Joint Venture Property, and the carrying out of the Joint Venture Operations. Each Shareholder will ensure that its representatives cause no inconvenience to, or interference with, the conduct of Joint Venture Operations, do not give any instructions or directions to any person engaged in the conduct of Joint Venture Operations and comply strictly with any safety regulations or instructions promulgated or given by or on behalf of the Manager. For the avoidance of doubt, this clause does not apply to Directors acting on JVCo business or to personnel of a Shareholder who are seconded to JVCo or are otherwise carrying out work in relation to Joint Venture Operations; the access costs relating to such Directors or personnel will be paid for by JVCo.

15.3	The Company must, at the same time as providing the documentation to the Competent Authorities (or any other governmental agency), provide to the Shareholders a full copy of every quarterly report or other any other report or information provided to the Competent Authorities or the relevant governmental agency.

16.	ASSIGNMENT AND TRANSFER

16.1	A reference to “assign” or any other form of that word in this clause includes a sale, transfer or Disposal of any kind.

16.2	A Shareholder may assign all or some of its Shares in accordance with this clause and not otherwise.

16.3	A Shareholder will be entitled to assign all or some of its Shares and its other rights hereunder to a Related Corporation wholly owned by the assignor but the Related Corporation must immediately reassign the same if it ceases to be a Related Corporation which is wholly owned by the assignor.

16.4	Any assignment by a Shareholder (other than an assignment under clause 16.3) will be subject to the pre-emptive rights of the other Shareholder (Pre-Emptive Rights). Under the Pre-Emptive Rights, if a Shareholder (Transferor) intends to assign all or some of its Shares (Offered Interest) to any third party it shall first offer to sell the Offered Interest to the other Shareholder upon the following basis:

(a)	the Transferor shall state to the other Shareholder in writing the terms upon which it is prepared to sell the Offered Interest, and in particular:

(i)	the consideration to be paid for the acquisition of the Offered Interest (Consideration) and, where the Consideration is in whole or part comprised of property other than money, precise details of that property;

(ii)	where the Consideration is comprised wholly or partly of property other than money, the sum of money which in the bona fide and reasonable opinion of the Transferor is the monetary value of the Consideration (Money Equivalent), which the Transferor covenants that it will accept in substitution for the Consideration; and

(iii)	all other material terms pertaining to the sale of the Offered Interest and the payment of the Consideration;

(b)	if the other Shareholder disputes that the Money Equivalent is the reasonable monetary value of the Consideration then either Shareholder may by notice in writing to the the other Shareholder require that the Money Equivalent be determined by an Expert nominated in accordance with clause 19.4;

(c)	the Expert shall accept submissions from the Shareholders as to the Money Equivalent within 14 days of his appointment and shall state his determination in writing within 28 days of his appointment and in making his determination the Expert may consult with such other professionally qualified person as he in his absolute discretion thinks fit; and

(d)	the determination of the Expert as to the Money Equivalent shall be final and binding on the Transferor and each other Shareholder,

but if the other Shareholder is not prepared to acquire the whole of the Offered Interest upon the terms on which it is offered within 30 days of the making of that offer or 30 days of the determination of the Expert (whichever is later) the Transferor may within the next 90 days assign or enter into an agreement to assign the Offered Interest to the third Party (Transferee) upon terms the same as or less favourable than those upon which the Offered Interest was offered to the other Shareholder.

16.5	Neither Shareholder will grant a mortgage, charge of other security interest over, or otherwise Encumber, any or all of its Shares without the prior written approval of the other Shareholder.

16.6	Despite anything to the contrary in this Agreement, any proposed or permitted assignment of any legal, beneficial or other interest in any Share must not be effected unless the assignee agrees to be bound by this Agreement and assume the assignor’s obligations under this Agreement (proportionately, if the assignor is assigning some but not all of its Shares to the assignee), by entering into a deed of accession with all of the parties on terms which are acceptable to all of the parties (acting reasonably). Any purported assignment of any legal, beneficial or other interest in any Shares which does not occur in accordance with this clause is void and of no effect and JVCo must not register or otherwise give effect to that assignment.

17.	CONFIDENTIALITY

17.1	Each party (in this clause referred to as the Disclosing Party) undertakes and agrees:

(a)	not to use in any way any Confidential Information of any other party without the prior approval of that other party;

(b)	not to disclose to any person or assist or permit any person to observe any Confidential Information of any other party, without the prior approval of that other party or otherwise in accordance with the provisions of this clause 17; and

(c)	not to allow or assist or permit any person (other than any of the parties) to observe any Confidential Information, without the prior approval of each other party or otherwise in accordance with the provisions of clause 17.2 or 17.3.

17.2	Nothing in this clause 17 prohibits the disclosure of Confidential Information by any Disclosing Party:

(a)	to any Related Body Corporate of the Disclosing Party;

(b)	if and to the extent required pursuant to any necessarily applicable legislation or other legal requirement or pursuant to the rules or regulations of the Australian Securities Exchange or any other recognised securities exchange which are applicable to the Disclosing Party or any Related Body Corporate of the Disclosing Party PROVIDED HOWEVER that the Disclosing Party will, if practicable, provide a copy of any such disclosure or announcement to the other party prior to making or releasing the same;

(c)	if and to the extent that it may be necessary or desirable to disclose the information to any government or governmental authority or agency in connection with applications for any government consents which are necessary for the conduct of Joint Venture Operations or otherwise in relation to this Agreement;

(d)	to bona fide potential purchasers or assignees of the whole or any interest in Shares but only for the purposes of satisfying the person to whom disclosure is made as to the value and commercial viability of the proposed investment;

(e)	to professional advisers (including legal advisers) and consultants of the Disclosing Party whose duties in relation to the Disclosing Party or under this Agreement necessarily require the disclosure;

(f)	to employees, officers and agents of the Disclosing Party whose duties in relation to the Disclosing Party or under this Agreement necessarily require the disclosure;

(g)	pursuant to a binding order of any court of competent jurisdiction or other competent authority;

(h)	in any proceedings arising out of or in connection with this Agreement (or any transactions contemplated or required by this Agreement) to the extent necessary to protect the lawful interests of the Disclosing Party.

17.3	The parties shall use their reasonable endeavours to agree to the wording and timing of all public announcements and statements by all or any of them relating to the Joint Venture or Joint Venture Operations.

17.4	The provisions of this clause 17 shall:

(a)	survive and continue to bind the parties following termination of this Agreement; and

(b)	survive and continue to bind a party and the Manager notwithstanding that it has ceased to be a party or the Manager (as the case may be).

18.	TERM AND TERMINATION

18.1	This Agreement and the Joint Venture shall continue in force until there is only one remaining Shareholder or until terminated by the unanimous agreement of the parties or until terminated under clause 18.2 (unremedied default) and for so long thereafter as shall be necessary to enable the Manager:

(a)	to complete the winding-up of Joint Venture Operations; and

(b)	to rehabilitate the Exploration Area and any Development Area which in any case is subject to this Agreement.

18.2	In the event that at any time during the term of this Agreement, but only after Nova has made a Stage 3 Election and the stand-alone royalty agreement has been entered into under clause 10.4:

(a)	an Insolvency Event occurs in relation to a party; or

(b)	Nova ceases to conduct Joint Venture Operations for a continuous period in excess of 12 months other than for reason of Force Majeure as provided for in this Agreement,

then this Agreement may be terminated by any of the other parties by serving written notice to that effect.

18.3	Notwithstanding any other provision of this Agreement, if any right, power, interest or authority of any person in or over or in connection with any property (real or personal, including, without limitation, choses in action) the subject of this Agreement would, but for this provision, violate the rule of law commonly known as the rule against perpetuities, that right, power, interest or authority (and the interest created by it) shall vest absolutely in the then holder thereof or (as the case may be) in the one person with the most immediate entitlement to it (as tenants in common if more than one) at the expiration of the period of 80 years from the date of this Agreement, but, if no person so holds the same or is so entitled, or if the said rule would nevertheless be violated notwithstanding vesting, then the said right, power, interest or authority (and the interest created by it) shall instead terminate at the expiration of the said period. Without limiting the foregoing, the perpetuity period applicable to any disposition made by or under this Agreement under the rule against perpetuities shall be 80 years.

19.	DISPUTE RESOLUTION

19.1	In the event of any dispute or difference arising between the parties as to the construction of the Agreement or as to any other matter or thing arising under or in connection with the Agreement, then either party may give to the other notice identifying the matters the subject of the dispute or difference.

19.2	Upon receipt of a notice pursuant to clause 19.1 the managing director of AKM (or other most senior officer) and the managing director of Nova will meet and use their best endeavours to resolve the dispute by negotiation.

19.3	If, within 30 days of receipt of the notice, the parties have been unable to amicably resolve the matter, or to agree a method of resolving the matter, by negotiation, then the parties will refer the matter for determination by an Expert in accordance with clause 19.4.

19.4

(a)	If a matter is referred for determination by an Expert pursuant to clause 16.4(b) or 19.3, an expert will be appointed by the parties, or in default of agreement upon such appointment within 10 days of the referral, either party may refer the appointment of the expert to:

(i)	in the case of financial matters, the Chair for the time being of the Victorian Regional Council of Chartered Accountants of Australia and New Zealand;

(ii)	in the case of technical, geological, mining or exploration matters, the President for the time being of the Australasian Institute of Mining and Metallurgy (Melbourne Branch); and

(iii)	in the case of any other matters (including without limitation a dispute as to the interpretation of this Agreement) the President for the time being of the Law Institute of Victoria.

In all events, the Expert must have reasonable qualifications and commercial and practical experience in the area of dispute and have no interest or duty which conflicts with his or her function as an Expert.

(b)	The Expert will be instructed to:

(i)	promptly fix a reasonable time and place for receiving submissions or information from the parties or from any other persons as the Expert may think fit;

(ii)	accept oral or written submissions from the parties as to the subject matter of the dispute within 20 days of being appointed;

(iii)	not be bound by the rules of evidence; and

(iv)	make a determination in writing with appropriate reasons for that determination within 20 days of the expiry of the period referred to in paragraph (ii).

(c)	The Expert will be required to undertake to keep confidential appointed under this clause 19 and the performance of his or her duties.

(d)	The Expert will have the following powers:

(i)	to inform himself or herself independently as to facts and, if necessary, technical and/or financial matters to which the dispute relates;

(ii)	to receive written submissions sworn and unsworn written statements and photocopy documents and to act upon the same;

(iii)	to consult with such other professionally qualified persons as the Expert in his or her absolute discretion thinks fit; and

(iv)	to take such reasonable measures as he or she thinks fit to expedite the completion of the resolution of the dispute.

(e)	Any person appointed as an Expert will be deemed not to be an arbitrator but an expert and the law relating to arbitration will not apply to the Expert or the Expert’s determination or the procedures by which he or she may reach his or her determination.

(f)	The dispute resolution will be held in Melbourne unless the parties otherwise agree.

(g)	In the absence of manifest error, the decision of the Expert will be final, valid and binding upon the parties.

(h)	The costs of the Expert and any advisers appointed pursuant to clause 19.4(d)(iii) will be borne by either or both of the parties as determined in the discretion of the Expert taking into account the Expert’s decision in the dispute.

(i)	The parties will give the Expert all information and assistance that the Expert may reasonably require. The parties will be entitled to be legally represented in respect of any representations that they wish to make to the Expert, whether orally or in writing.

19.5	Notwithstanding a reference of a dispute or differences to the dispute resolution procedure in this clause the parties will, so far as it is reasonably practicable, continue to perform and comply with their respective obligations under the Agreement.

19.6	This clause 19 does not restrict or limit the right of any party to seek or obtain interlocutory relief.

20.	GST

20.1	If GST is imposed on any supply made by any party (Supplier) to another party (Recipient) under this agreement the Recipient must pay to the Supplier an amount equal to that GST in addition to any other amount payable or other consideration provided for the supply.

20.2	The obligation of the Recipient under clause 20.1 only applies if the Supplier has provided the Recipient with a tax invoice for the supply that sets out the relevant amount in respect of which GST is payable and the amount of that GST.

20.3	If for any reason the amount paid by the Recipient under clause 20.1 differs from the amount of GST payable at law by the Supplier on the supply, the amount paid by the Recipient to the Supplier must be adjusted accordingly.

20.4	For the purposes of the clause:

(a)	GST means the goods and services tax described in A New Tax System (Goods and Services Tax) Act 1999 and related Acts, or any similar tax;

(b)	tax invoice means a valid tax invoice that meets the requirements of the legislation and any regulations governing the GST and any relevant requirements of the Australian Taxation Office (or other relevant administering body of person);

(c)	the amount of GST on any supply is calculated before the allowance of any input tax or other credits.

21.	NOTICES

21.1	Any notice or other communication which must be given, served or made under or in connection with this Agreement (Notice) must be in writing, signed by an authorised person of the sender and will be deemed to have been duly given, served or made if it is delivered or posted by prepaid post to the address of the party detailed in this document, or sent by email to the email address set out below:

(a)	in the case of Nova:

Level 17, 500 Collins Street

Melbourne Vic 3000

Email: avi@carraway.co

Attention: Managing Director

(b)	in the case of AKM:

13 Marengo Avenue

Figtree NSW 2525

Email: bill@billkoutlis.com.au

Attention: Bill Koutlis

(c)	in the case of JVCo:

13 Marengo Avenue

Figtree NSW 2525

Email: bill@billkoutlis.com.au

Attention: Bill Koutlis

21.2	A Notice shall be deemed to be served, given or made when:

(a)	in the case of delivery in person, when delivered;

(b)	in the case of delivery by post, three Business Days after the date of posting from within Australia to an address within the Australia (or in the case of posting within Australia, to an address outside the Australia, seven Business Days after the date of posting); and

(c)	in the case of email, on sending, unless the sender receives an automated email notifying the sender of non-delivery or delivery error in relation to the sender’s email.

but if the result of the foregoing is that a Notice would be deemed to be given or made either on a day which is not a working day in the place of address, or after 5.00pm on a working day in the place of address, it shall instead be deemed to be given or made on the next working day in the place of address.

22.	JVCO CONSTITUTION AND THIS AGREEMENT

22.1	The parties agree to ensure, to the extent possible, that the constitution of JVCo shall reflect the terms of this Agreement and not be inconsistent with the terms of this Agreement but, in any event, notwithstanding the terms of the constitution of JVCo, the parties agree to be bound by the provisions of this Agreement and that the terms of this Agreement shall apply in the case of any inconsistency with the constitution of JVCo.

22.2	JVCo agrees to, and the parties agree to procure that JVCo does, comply with and not act in a manner inconsistent with the terms of this Agreement.

23.	ENTIRE AGREEMENT, MODIFICATIONS AND WAIVERS

23.1	All of the agreements and understandings between the parties with reference to the subject matter of this Agreement are embodied in this Agreement which, as from its date, supersedes all prior agreements and understandings between them with reference to those matters, including, without limitation, the Terms Sheet.

23.2	No modification, amendment or other variation of any provision of this Agreement shall be valid or binding unless made in writing duly executed or signed by or on behalf of the parties.

23.3	Except as otherwise expressly provided in this Agreement, no waiver or relaxation partly or wholly of any of the terms and conditions of this Agreement shall be valid or binding on a party unless in writing and duly executed or signed by or on behalf of the party so waiving or relaxing the terms and conditions and any such waiver or relaxation shall relate only to the particular occasion in question and shall not be continuing and shall not constitute a waiver or relaxation of any other term or condition.

23.4	Without in any way limiting anything elsewhere contained in this Agreement, no delay in exercising or omission to exercise any right, power, authority, discretion or remedy vested in or exercisable by any party shall impair any right, power, authority, discretion or remedy or be construed to be a waiver of it or an acquiescence in any default nor shall any action or inaction of any party in respect of any default or any acquiescence in any default affect or impair any right, power, authority, discretion or remedy of that party in respect of any other default (including a subsequent default) and nor will any single or partial exercise of any right or remedy preclude any other further exercise of it or the exercise of any other right or remedy.

24.	PARTIES TO GIVE EFFECT TO AGREEMENT

Each party shall sign, execute and deliver all deeds, documents, instruments and assurances, and shall do all acts, matters and things, as shall be reasonably necessary for the complete performance of all its duties, responsibilities and obligations under and to give effect to this Agreement.

25.	COSTS AND STAMP DUTY

Each party shall bear its own costs and expenses (including legal costs) of and incidental to the negotiation, preparation, execution and delivery and performance of (and any waiver or amendment of, or supplement or other modification to) this Agreement. Unless otherwise provided in this Agreement, all stamp duty which may be payable or determined to be payable in connection with this Agreement or in respect of any act or transaction contemplated by this Agreement (or any waiver or amendment of, or supplement or other modification to, this Agreement) shall be borne by Nova.

26.	ENUREMENT

The provisions of this Agreement shall, subject as provided in this Agreement, enure for the benefit of and be binding upon the parties and their respective successors and permitted assigns and (where applicable) legal personal representatives.

27.	SEVERABILITY

Any provision of this Agreement which is illegal, void or unenforceable is only ineffective to the extent of that illegality, voidness or unenforceability, without invalidating the remaining provisions.

28.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Victoria and each party irrevocably submits unconditionally to the jurisdiction of the courts of Victoria and of all courts competent to hear appeals from those courts in relation to any legal action, suit or proceeding arising out of or with respect to this Agreement.

29.	COUNTERPARTS

This Agreement may be executed in two or more counterparts (which may be by electronically scanned facsimile), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

30.	NOVA DIRECTOR APPOINTMENTS

30.1	After the Commencement Date, AKM is entitled to appoint two nominees to become directors Nova.

30.2	If any director of Nova appointed by AKM ceases for any reason to be a director of Nova (including but not limited to a failure to be elected or re-elected as a director by Nova’s shareholders) during the term of this Agreement, AKM is entitled to appoint another person in their place as a director of Nova.

30.3	Nova must do all things reasonably necessary to give effect to this clause 30.

SCHEDULE 1

TENEMENTS

		CLAIM
PROJECT	ADL #	NAME	#	Meridian	Township	Range	Section	1/4	Recording District
ESTELLE	726107	STONEY	5	Seward	22N	20W	34	NE	301 - Anchorage
ESTELLE	726108	STONEY	6	Seward	22N	20W	34	SE	301 - Anchorage
ESTELLE	726109	STONEY	7	Seward	21N	20W	3	NE	301 - Anchorage
ESTELLE	726110	STONEY	8	Seward	21N	20W	3	SE	301 - Anchorage
ESTELLE	726111	STONEY	9	Seward	21N	20W	10	NE	301 - Anchorage
ESTELLE	726112	STONEY	10	Seward	21N	20W	10	SE	301 - Anchorage
ESTELLE	726113	STONEY	11	Seward	21N	20W	15	NE	301 - Anchorage
ESTELLE	726114	STONEY	12	Seward	21N	20W	15	SE	301 - Anchorage
ESTELLE	726115	STONEY	13	Seward	21N	20W	22	NE	301 - Anchorage
ESTELLE	726116	STONEY	14	Seward	21N	20W	22	SE	301 - Anchorage
ESTELLE	726117	STONEY	15	Seward	21N	20W	27	NE	301 - Anchorage
ESTELLE	726118	STONEY	16	Seward	21N	20W	27	NW	301 - Anchorage
ESTELLE	726119	STONEY	17	Seward	21N	20W	22	SW	301 - Anchorage
ESTELLE	725949	STONEY	18	Seward	21N	20W	22	NW	411 - Mt McKinley
ESTELLE	725950	STONEY	19	Seward	21N	20W	15	SW	411 - Mt McKinley
ESTELLE	726120	STONEY	20	Seward	21N	20W	15	NW	301 - Anchorage
ESTELLE	726121	STONEY	21	Seward	21N	20W	10	SW	301 - Anchorage
ESTELLE	726122	STONEY	22	Seward	21N	20W	10	NW	301 - Anchorage
ESTELLE	726123	STONEY	23	Seward	21N	20W	3	SW	301 - Anchorage
ESTELLE	726124	STONEY	24	Seward	21N	20W	3	NW	301 - Anchorage
ESTELLE	726125	STONEY	25	Seward	22N	20W	34	SW	301 - Anchorage
ESTELLE	726126	STONEY	26	Seward	22N	20W	34	NW	301 - Anchorage
ESTELLE	726127	STONEY	27	Seward	22N	20W	27	SW	301 - Anchorage
ESTELLE	726128	STONEY	28	Seward	22N	20W	27	NW	301 - Anchorage
ESTELLE	726129	STONEY	29	Seward	22N	20W	22	SW	301 - Anchorage
ESTELLE	726130	STONEY	30	Seward	22N	20W	22	NW	301 - Anchorage
ESTELLE	726131	STONEY	31	Seward	21N	20W	28	NE	301 - Anchorage
ESTELLE	726132	STONEY	32	Seward	21N	20W	27	SW	301 - Anchorage
ESTELLE	726133	STONEY	33	Seward	21N	20W	28	SE	301 - Anchorage
ESTELLE	726134	STONEY	34	Seward	21N	20W	34	NW	301 - Anchorage
ESTELLE	726135	STONEY	35	Seward	21N	20W	33	NE	301 - Anchorage
ESTELLE	726136	STONEY	36	Seward	21N	20W	34	SW	301 - Anchorage
ESTELLE	726137	STONEY	37	Seward	21N	20W	33	SE	301 - Anchorage
ESTELLE	726138	STONEY	38	Seward	21N	20W	21	SE	301 - Anchorage
ESTELLE	725951	STONEY	39	Seward	21N	20W	21	NE	411 - Mt McKinley
ESTELLE	725952	STONEY	40	Seward	21N	20W	16	SE	411 - Mt McKinley

Schedule 1-1-

		CLAIM
PROJECT	ADL #	NAME	#	Meridian	Township	Range	Section	1/4	Recording District
ESTELLE	725953	STONEY	41	Seward	21N	20W	16	NE	411 - Mt McKinley
ESTELLE	725954	STONEY	42	Seward	21N	20W	9	SE	411 - Mt McKinley
ESTELLE	725955	STONEY	43	Seward	21N	20W	9	NE	411 - Mt McKinley
ESTELLE	726139	STONEY	44	Seward	21N	20W	4	SE	301 - Anchorage
ESTELLE	726140	STONEY	45	Seward	21N	20W	4	NE	301 - Anchorage
ESTELLE	726141	STONEY	46	Seward	22N	20W	33	SE	301 - Anchorage
ESTELLE	726142	STONEY	47	Seward	22N	20W	33	NE	301 - Anchorage
ESTELLE	726143	STONEY	48	Seward	22N	20W	28	SE	301 - Anchorage
ESTELLE	726144	STONEY	49	Seward	22N	20W	28	NE	301 - Anchorage
ESTELLE	726145	STONEY	50	Seward	22N	20W	21	SE	301 - Anchorage
ESTELLE	726146	STONEY	51	Seward	22N	20W	21	NE	301 - Anchorage
ESTELLE	726147	ESTELLE	1	Seward	20N	20W	3	NW	301 - Anchorage
ESTELLE	726148	ESTELLE	2	Seward	20N	20W	3	SW	301 - Anchorage
ESTELLE	726149	ESTELLE	3	Seward	20N	20W	10	NW	301 - Anchorage
ESTELLE	726150	ESTELLE	4	Seward	20N	20W	10	SW	301 - Anchorage
ESTELLE	726151	ESTELLE	5	Seward	20N	20W	15	NW	301 - Anchorage
ESTELLE	726152	ESTELLE	6	Seward	20N	20W	16	NE	301 - Anchorage
ESTELLE	726153	ESTELLE	7	Seward	20N	20W	9	SE	301 - Anchorage
ESTELLE	726154	ESTELLE	8	Seward	20N	20W	9	NE	301 - Anchorage
ESTELLE	726155	ESTELLE	9	Seward	20N	20W	4	SE	301 - Anchorage
ESTELLE	726156	ESTELLE	10	Seward	20N	20W	4	NE	301 - Anchorage
ESTELLE	726157	ESTELLE	11	Seward	20N	20W	4	NW	301 - Anchorage
ESTELLE	726158	ESTELLE	12	Seward	20N	20W	5	NE	301 - Anchorage
ESTELLE	725940	ESTELLE	13	Seward	20N	20W	5	SE	411 - Mt McKinley
ESTELLE	726159	ESTELLE	14	Seward	20N	20W	4	SW	301 - Anchorage
ESTELLE	726160	ESTELLE	15	Seward	20N	20W	9	NW	301 - Anchorage
ESTELLE	726161	ESTELLE	16	Seward	20N	20W	9	SW	301 - Anchorage
ESTELLE	726162	ESTELLE	17	Seward	20N	20W	16	NW	301 - Anchorage
ESTELLE	726163	ESTELLE	18	Seward	20N	20W	15	SW	301 - Anchorage
ESTELLE	726164	ESTELLE	19	Seward	20N	20W	16	SE	301 - Anchorage
ESTELLE	726165	ESTELLE	20	Seward	20N	20W	16	SW	301 - Anchorage
ESTELLE	726166	ESTELLE	21	Seward	20N	20W	17	SE	301 - Anchorage
ESTELLE	725941	ESTELLE	22	Seward	20N	20W	17	NE	411 - Mt McKinley
ESTELLE	725942	ESTELLE	23	Seward	20N	20W	8	SE	411 - Mt McKinley
ESTELLE	725943	ESTELLE	24	Seward	20N	20W	8	NE	411 - Mt McKinley
ESTELLE	726167	ESTELLE	25	Seward	20N	20W	5	NW	301 - Anchorage
ESTELLE	725944	ESTELLE	26	Seward	20N	20W	5	SW	411 - Mt McKinley
ESTELLE	725945	ESTELLE	27	Seward	20N	20W	8	NW	411 - Mt McKinley

Schedule 1-2-

		CLAIM
PROJECT	ADL #	NAME	#	Meridian	Township	Range	Section	1/4	Recording District
ESTELLE	726168	ESTELLE	28	Seward	20N	20W	8	SW	301 - Anchorage
ESTELLE	726169	ESTELLE	29	Seward	20N	20W	17	NW	301 - Anchorage
ESTELLE	726170	ESTELLE	30	Seward	20N	20W	17	SW	301 - Anchorage
ESTELLE	726171	ESTELLE	31	Seward	20N	20W	18	SE	301 - Anchorage
ESTELLE	726172	ESTELLE	32	Seward	20N	20W	18	NE	301 - Anchorage
ESTELLE	726173	ESTELLE	33	Seward	20N	20W	7	SE	301 - Anchorage
ESTELLE	725946	ESTELLE	34	Seward	20N	20W	7	NE	411 - Mt McKinley
ESTELLE	725947	ESTELLE	35	Seward	20N	20W	7	NW	411 - Mt McKinley
ESTELLE	725948	ESTELLE	36	Seward	20N	20W	7	SW	411 - Mt McKinley
ESTELLE	726174	ESTELLE	37	Seward	20N	20W	18	NW	301 - Anchorage
ESTELLE	726175	ESTELLE	38	Seward	20N	20W	18	SW	301 - Anchorage
ESTELLE	726176	ESTELLE	39	Seward	20N	21W	12	SE	301 - Anchorage
ESTELLE	726177	ESTELLE	40	Seward	20N	21W	12	NE	301 - Anchorage
ESTELLE	726178	ESTELLE	41	Seward	20N	21W	12	NW	301 - Anchorage
ESTELLE	726179	ESTELLE	42	Seward	20N	21W	12	SW	301 - Anchorage
ESTELLE	726180	EMERALD	1	Seward	20N	21W	24	NE	301 - Anchorage
ESTELLE	726181	EMERALD	2	Seward	20N	21W	24	NW	301 - Anchorage
ESTELLE	726182	EMERALD	3	Seward	20N	21W	24	SW	301 - Anchorage
ESTELLE	726183	EMERALD	4	Seward	20N	21W	24	SE	301 - Anchorage
ESTELLE	726184	EMERALD	5	Seward	20N	21W	25	NE	301 - Anchorage
ESTELLE	726185	EMERALD	6	Seward	20N	21W	25	NW	301 - Anchorage
ESTELLE	726186	EMERALD	7	Seward	20N	21W	25	SW	301 - Anchorage
ESTELLE	726187	EMERALD	8	Seward	20N	21W	25	SE	301 - Anchorage
ESTELLE	726188	EMERALD	9	Seward	20N	21W	26	NE	301 - Anchorage
ESTELLE	726188	EMERALD	10	Seward	20N	21W	26	NW	301 - Anchorage
ESTELLE	726190	EMERALD	11	Seward	20N	21W	26	SW	301 - Anchorage
ESTELLE	726191	EMERALD	12	Seward	20N	21W	26	SE	301 - Anchorage
ESTELLE	726192	EMERALD	13	Seward	20N	21W	35	NW	301 - Anchorage
ESTELLE	726193	EMERALD	14	Seward	20N	21W	35	NE	301 - Anchorage
ESTELLE	726194	EMERALD	15	Seward	20N	21W	36	NW	301 - Anchorage
ESTELLE	726195	EMERALD	16	Seward	20N	21W	36	NE	301 - Anchorage
ESTELLE	726196	EMERALD	17	Seward	20N	20W	31	NW	301 - Anchorage
ESTELLE	726197	EMERALD	18	Seward	20N	20W	31	NE	301 - Anchorage
ESTELLE	726198	EMERALD	19	Seward	20N	20W	32	NW	301 - Anchorage
ESTELLE	726199	EMERALD	20	Seward	20N	20W	32	NE	301 - Anchorage
ESTELLE	726200	EMERALD	21	Seward	20N	20W	33	NW	301 - Anchorage
ESTELLE	726201	EMERALD	22	Seward	20N	20W	33	SW	301 - Anchorage
ESTELLE	726202	EMERALD	23	Seward	20N	20W	32	SE	301 - Anchorage

Schedule 1-3-

		CLAIM
PROJECT	ADL #	NAME	#	Meridian	Township	Range	Section	1/4	Recording District
ESTELLE	726203	EMERALD	24	Seward	20N	20W	32	SW	301 - Anchorage
ESTELLE	726204	EMERALD	25	Seward	20N	20W	31	SE	301 - Anchorage
ESTELLE	726205	EMERALD	26	Seward	20N	20W	31	SW	301 - Anchorage
ESTELLE	726206	EMERALD	27	Seward	20N	21W	36	SE	301 - Anchorage
ESTELLE	726207	EMERALD	28	Seward	20N	21W	36	SW	301 - Anchorage
ESTELLE	726208	EMERALD	29	Seward	20N	21W	35	SE	301 - Anchorage
ESTELLE	726209	EMERALD	30	Seward	19N	20W	4	NW	301 - Anchorage
ESTELLE	726210	EMERALD	31	Seward	19N	20W	5	NE	301 - Anchorage
ESTELLE	726211	EMERALD	32	Seward	19N	20W	5	NW	301 - Anchorage
ESTELLE	726212	EMERALD	33	Seward	19N	20W	6	NE	301 - Anchorage
ESTELLE	726213	EMERALD	34	Seward	19N	20W	6	NW	301 - Anchorage
ESTELLE	726214	EMERALD	35	Seward	19N	21W	1	NE	301 - Anchorage
ESTELLE	726215	EMERALD	36	Seward	19N	21W	1	NW	301 - Anchorage
ESTELLE	726216	EMERALD	37	Seward	19N	21W	2	NE	301 - Anchorage
ESTELLE	725956	EMERALD	38	Seward	20N	21W	35	SW	411 - Mt McKinley
ESTELLE	725957	EMERALD	39	Seward	19N	21W	2	NW	411 - Mt McKinley
ESTELLE	725958	EMERALD	40	Seward	19N	21W	3	NE	411 - Mt McKinley
ESTELLE	725959	EMERALD	41	Seward	20N	21W	34	SE	411 - Mt McKinley
ESTELLE	725960	EMERALD	42	Seward	20N	21W	34	NE	411 - Mt McKinley
ESTELLE	725961	EMERALD	43	Seward	20N	21W	34	NW	411 - Mt McKinley
ESTELLE	725962	EMERALD	44	Seward	20N	21W	34	SW	411 - Mt McKinley
ESTELLE	725963	EMERALD	45	Seward	19N	21W	3	NW	411 - Mt McKinley
ESTELLE	725964	EMERALD	46	Seward	19N	21W	4	NE	411 - Mt McKinley
ESTELLE	725965	EMERALD	47	Seward	20N	21W	33	SE	411 - Mt McKinley
ESTELLE	725966	EMERALD	48	Seward	20N	21W	33	NE	411 - Mt McKinley
FAREWELL	725967	ROB-CHIP	1	Seward	25N	28W	27	NW	403 - Kuskokwim
FAREWELL	725968	ROB-CHIP	2	Seward	25N	28W	27	SW	403 - Kuskokwim
FAREWELL	725969	ROB-CHIP	3	Seward	25N	28W	34	NW	403 - Kuskokwim
FAREWELL	725970	ROB-CHIP	4	Seward	25N	28W	34	SW	403 - Kuskokwim
FAREWELL	725971	ROB-CHIP	5	Seward	24N	28W	5	NW	403 - Kuskokwim
FAREWELL	725972	ROB-CHIP	6	Seward	24N	28W	5	SW	403 - Kuskokwim
FAREWELL	725973	ROB-CHIP	7	Seward	24N	28W	5	SE	403 - Kuskokwim
FAREWELL	725974	ROB-CHIP	8	Seward	24N	28W	5	NE	403 - Kuskokwim
FAREWELL	725975	ROB-CHIP	9	Seward	25N	28W	34	SE	403 - Kuskokwim
FAREWELL	725976	ROB-CHIP	10	Seward	25N	28W	34	NE	403 - Kuskokwim
FAREWELL	725977	ROB-CHIP	11	Seward	25N	28W	27	SE	403 - Kuskokwim
FAREWELL	725978	ROB-CHIP	12	Seward	25N	28W	27	NE	403 - Kuskokwim
FAREWELL	725979	ROB-CHIP	13	Seward	24N	28W	4	NW	403 - Kuskokwim

Schedule 1-4-

		CLAIM
PROJECT	ADL #	NAME	#	Meridian	Township	Range	Section	1/4	Recording District
FAREWELL	725980	ROB-CHIP	14	Seward	24N	28W	4	SW	403 - Kuskokwim
FAREWELL	725981	ROB-CHIP	15	Seward	24N	28W	4	SE	403 - Kuskokwim
FAREWELL	725982	ROB-CHIP	16	Seward	24N	28W	4	NE	403 - Kuskokwim
FAREWELL	725983	ROB-CHIP	17	Seward	24N	28W	3	NW	403 - Kuskokwim
FAREWELL	725984	ROB-CHIP	18	Seward	24N	28W	3	SW	403 - Kuskokwim
FAREWELL	725985	ROB-CHIP	19	Seward	24N	28W	10	NW	403 - Kuskokwim
FAREWELL	725986	ROB-CHIP	20	Seward	24N	28W	10	SW	403 - Kuskokwim
FAREWELL	725987	ROB-CHIP	21	Seward	24N	28W	15	NW	403 - Kuskokwim
FAREWELL	725988	ROB-CHIP	22	Seward	24N	28W	15	SW	403 - Kuskokwim
FAREWELL	725989	ROB-CHIP	23	Seward	24N	28W	22	NW	403 - Kuskokwim
FAREWELL	725990	ROB-CHIP	24	Seward	24N	28W	22	NE	403 - Kuskokwim
FAREWELL	725991	ROB-CHIP	25	Seward	24N	28W	15	SE	403 - Kuskokwim
FAREWELL	725992	ROB-CHIP	26	Seward	24N	28W	15	NE	403 - Kuskokwim
FAREWELL	725993	ROB-CHIP	27	Seward	24N	28W	10	SE	403 - Kuskokwim
FAREWELL	725994	ROB-CHIP	28	Seward	24N	28W	10	NE	403 - Kuskokwim
FAREWELL	725995	ROB-CHIP	29	Seward	24N	28W	3	SE	403 - Kuskokwim
FAREWELL	725996	ROB-CHIP	30	Seward	24N	28W	3	NE	403 - Kuskokwim
FAREWELL	725997	ROB-CHIP	31	Seward	24N	28W	22	SW	403 - Kuskokwim
FAREWELL	725998	ROB-CHIP	32	Seward	24N	28W	22	SE	403 - Kuskokwim
FAREWELL	725999	ROB-CHIP	33	Seward	24N	28W	23	SW	403 - Kuskokwim
FAREWELL	726000	ROB-CHIP	34	Seward	24N	28W	23	SE	403 - Kuskokwim
FAREWELL	726001	ROB-CHIP	35	Seward	24N	28W	23	NE	403 - Kuskokwim
FAREWELL	726002	ROB-CHIP	36	Seward	24N	28W	23	NW	403 - Kuskokwim
FAREWELL	726003	ROB-CHIP	37	Seward	24N	28W	14	SW	403 - Kuskokwim
FAREWELL	726004	ROB-CHIP	38	Seward	24N	28W	14	SE	403 - Kuskokwim
FAREWELL	726005	ROB-CHIP	39	Seward	24N	28W	14	NE	403 - Kuskokwim
FAREWELL	726006	ROB-CHIP	40	Seward	24N	28W	14	NW	403 - Kuskokwim
FAREWELL	726007	ROB-CHIP	41	Seward	25N	28W	22	SW	403 - Kuskokwim
FAREWELL	726008	ROB-CHIP	42	Seward	25N	28W	22	SE	403 - Kuskokwim
FAREWELL	725920	BOWSER	1	Seward	24N	24W	9	SE	411 - Mt McKinley
FAREWELL	725921	BOWSER	2	Seward	24N	24W	9	NE	411 - Mt McKinley
FAREWELL	725922	BOWSER	3	Seward	24N	24W	4	SE	411 - Mt McKinley
FAREWELL	725923	BOWSER	4	Seward	24N	24W	4	SW	411 - Mt McKinley
FAREWELL	725924	BOWSER	5	Seward	24N	24W	9	NW	411 - Mt McKinley
FAREWELL	725925	BOWSER	6	Seward	24N	24W	9	SW	411 - Mt McKinley
FAREWELL	725926	BOWSER	7	Seward	24N	24W	8	SE	411 - Mt McKinley
FAREWELL	725927	BOWSER	8	Seward	24N	24W	8	NE	411 - Mt McKinley
FAREWELL	725928	BOWSER	9	Seward	24N	24W	5	SE	411 - Mt McKinley

Schedule 1-5-

		CLAIM
PROJECT	ADL #	NAME	#	Meridian	Township	Range	Section	1/4	Recording District
FAREWELL	725929	BOWSER	10	Seward	24N	24W	5	SW	411 - Mt McKinley
FAREWELL	725930	BOWSER	11	Seward	24N	24W	8	NW	411 - Mt McKinley
FAREWELL	725931	BOWSER	12	Seward	24N	24W	8	SW	411 - Mt McKinley
FAREWELL	725932	BOWSER	13	Seward	24N	24W	17	NW	411 - Mt McKinley
FAREWELL	725933	BOWSER	14	Seward	24N	24W	17	NE	411 - Mt McKinley
FAREWELL	725934	BOWSER	15	Seward	24N	24W	16	NW	411 - Mt McKinley
FAREWELL	725935	BOWSER	16	Seward	24N	24W	16	NE	411 - Mt McKinley
FAREWELL	725936	BOWSER	17	Seward	24N	24W	5	NW	411 - Mt McKinley
FAREWELL	725937	BOWSER	18	Seward	24N	24W	5	NE	411 - Mt McKinley
FAREWELL	725938	BOWSER	19	Seward	24N	24W	4	NW	411 - Mt McKinley
FAREWELL	725939	BOWSER	20	Seward	24N	24W	4	NE	411 - Mt McKinley
FAREWELL	726009	WINDY	1	Seward	23N	26W	21	NE	403 - Kuskokwim
FAREWELL	726010	WINDY	2	Seward	23N	26W	21	NW	403 - Kuskokwim
FAREWELL	726011	WINDY	3	Seward	23N	26W	20	NE	403 - Kuskokwim
FAREWELL	726012	WINDY	4	Seward	23N	26W	20	NW	403 - Kuskokwim
FAREWELL	726013	WINDY	5	Seward	23N	26W	20	SW	403 - Kuskokwim
FAREWELL	726014	WINDY	6	Seward	23N	26W	20	SE	403 - Kuskokwim
FAREWELL	726015	WINDY	7	Seward	23N	26W	21	SW	403 - Kuskokwim
FAREWELL	726016	WINDY	8	Seward	23N	26W	21	SE	403 - Kuskokwim
FAREWELL	726017	WINDY	9	Seward	23N	26W	28	NW	403 - Kuskokwim
FAREWELL	726018	WINDY	10	Seward	23N	26W	29	NE	403 - Kuskokwim
FAREWELL	726019	WINDY	11	Seward	23N	26W	29	NW	403 - Kuskokwim
FAREWELL	726020	WINDY	12	Seward	23N	26W	29	SW	403 - Kuskokwim
FAREWELL	726021	WINDY	13	Seward	23N	26W	32	NW	403 - Kuskokwim
FAREWELL	726022	WINDY	14	Seward	23N	26W	27	NW	403 - Kuskokwim
FAREWELL	726023	WINDY	15	Seward	23N	26W	22	SW	403 - Kuskokwim
FAREWELL	726024	WINDY	16	Seward	23N	26W	32	NE	403 - Kuskokwim
FAREWELL	726025	WINDY	17	Seward	23N	26W	29	SE	403 - Kuskokwim
FAREWELL	726026	WINDY	18	Seward	23N	26W	28	SW	403 - Kuskokwim
FAREWELL	726027	WINDY	19	Seward	23N	26W	33	NW	403 - Kuskokwim
FAREWELL	726028	WINDY	20	Seward	23N	26W	33	NE	403 - Kuskokwim
FAREWELL	726029	WINDY	21	Seward	23N	26W	28	SE	403 - Kuskokwim
FAREWELL	726030	WINDY	22	Seward	23N	26W	28	NE	403 - Kuskokwim
FAREWELL	726031	WINDY	23	Seward	23N	26W	16	SW	403 - Kuskokwim
FAREWELL	726032	WINDY	24	Seward	23N	26W	17	SE	403 - Kuskokwim
FAREWELL	726033	WINDY	25	Seward	23N	26W	16	NW	403 - Kuskokwim
FAREWELL	726034	WINDY	26	Seward	23N	26W	17	NE	403 - Kuskokwim
FAREWELL	726035	OZZNA	1	Seward	26N	25W	32	SE	403 - Kuskokwim

Schedule 1-6-

		CLAIM
PROJECT	ADL #	NAME	#	Meridian	Township	Range	Section	1/4	Recording District
FAREWELL	726036	OZZNA	2	Seward	26N	25W	33	SW	403 - Kuskokwim
FAREWELL	726037	OZZNA	3	Seward	26N	25W	33	SE	403 - Kuskokwim
FAREWELL	726038	OZZNA	4	Seward	26N	25W	34	SW	403 - Kuskokwim
FAREWELL	726039	OZZNA	5	Seward	26N	25W	34	SE	403 - Kuskokwim
FAREWELL	726040	OZZNA	6	Seward	26N	25W	34	NE	403 - Kuskokwim
FAREWELL	726041	OZZNA	7	Seward	26N	25W	34	NW	403 - Kuskokwim
FAREWELL	726042	OZZNA	8	Seward	26N	25W	33	NE	403 - Kuskokwim
FAREWELL	726043	OZZNA	9	Seward	26N	25W	33	NW	403 - Kuskokwim
FAREWELL	726044	OZZNA	10	Seward	26N	25W	32	NE	403 - Kuskokwim
FAREWELL	726045	OZZNA	11	Seward	26N	25W	27	SW	403 - Kuskokwim
FAREWELL	726046	OZZNA	12	Seward	26N	25W	27	SE	403 - Kuskokwim
FAREWELL	726047	OZZNA	13	Seward	26N	25W	27	NW	403 - Kuskokwim
FAREWELL	726048	OZZNA	14	Seward	26N	25W	27	NE	403 - Kuskokwim
FAREWELL	726049	OZZNA	15	Seward	26N	25W	26	NW	403 - Kuskokwim
FAREWELL	726050	OZZNA	16	Seward	26N	25W	26	NE	403 - Kuskokwim
FAREWELL	726051	OZZNA	17	Seward	26N	25W	25	NW	403 - Kuskokwim
FAREWELL	726052	OZZNA	18	Seward	26N	25W	25	NE	403 - Kuskokwim
FAREWELL	726053	OZZNA	19	Seward	26N	25W	24	SE	403 - Kuskokwim
FAREWELL	726054	OZZNA	20	Seward	26N	25W	24	SW	403 - Kuskokwim
FAREWELL	726055	OZZNA	21	Seward	26N	25W	24	NW	403 - Kuskokwim
FAREWELL	726056	OZZNA	22	Seward	26N	25W	24	NE	403 - Kuskokwim
FAREWELL	726057	OZZNA	23	Seward	26N	25W	13	SE	403 - Kuskokwim
FAREWELL	726058	OZZNA	24	Seward	26N	25W	13	SW	403 - Kuskokwim
FAREWELL	726059	OZZNA	25	Seward	26N	25W	13	NW	403 - Kuskokwim
FAREWELL	726060	OZZNA	26	Seward	26N	25W	13	NE	403 - Kuskokwim
FAREWELL	726061	OZZNA	27	Seward	26N	25W	26	SW	403 - Kuskokwim
FAREWELL	726062	OZZNA	28	Seward	26N	25W	26	SE	403 - Kuskokwim
FAREWELL	726063	OZZNA	29	Seward	26N	25W	25	SW	403 - Kuskokwim
FAREWELL	726064	OZZNA	30	Seward	26N	25W	25	SE	403 - Kuskokwim
FAREWELL	726065	OZZNA	31	Seward	26N	25W	35	NW	403 - Kuskokwim
FAREWELL	726066	OZZNA	32	Seward	26N	25W	35	NE	403 - Kuskokwim
FAREWELL	726067	OZZNA	33	Seward	26N	25W	35	SW	403 - Kuskokwim
FAREWELL	726068	OZZNA	34	Seward	26N	25W	35	SE	403 - Kuskokwim
FAREWELL	726069	OZZNA	35	Seward	26N	25W	32	NW	403 - Kuskokwim
FAREWELL	726070	OZZNA	36	Seward	26N	25W	32	SW	403 - Kuskokwim

Schedule 1-7-

SCHEDULE 2

ROYALTY

1.	JVCo shall pay to AKM a royalty in Australian dollars of 2% of Net Smelter Returns from all Product determined in accordance with the provisions of this Schedule 2.

2.	For the purpose of this Schedule, Net Smelter Returns shall be determined by multiplying the gross amount of Product by the price (in Australian dollars or, if in US dollars, converted at the Reuters Rate) received by JVCo for the Product, or any other price agreed to by JVCo and AKM, and subtracting from the product thereof only the following if actually incurred by JVCo:

(1)	charges and costs for refining processing or other treatment;

(2)	assaying and sampling charges and costs for refining, processing or other treatment;

(3)	taxes (if any) and royalties on mining production payable to any Competent Authority (and any federal, state or local government agency), but excluding any and all taxes:

(a)	based upon the net or gross overall income of JVCo,

(b)	based upon the value of Joint Venture Property, the right of doing business, and other similarly based taxes paid by Grantee, or

(c)	constituting capital gains, property, withholding and sales taxes; and/or

(4)	charges and costs, if any, for transportation and insurance of Product from any third party processing plant to places where Product is sold or otherwise disposed of.

In the event refining, processing or other treatment are carried out in facilities owned or controlled, in whole or in part, by JVCo then charges and costs for such refining, processing or other treatment shall mean the amount JVCo would have incurred if such refining or other services had been carried out at facilities not owned or controlled by JVCo then offering comparable services for comparable products on prevailing terms but in no event greater than the actual costs incurred by JVCo.

In this clause, “Reuters Rate” means the rate of exchange published on Reuters Monitor System screen page HSRA at or about 10am Sydney time on the day of receipt of the proceeds or, if that rate ceases to be so published, an equivalent published rate for converting United States dollars or another currency (as required) to Australian dollars selected by JVCo, acting reasonably.

3.	Payment of Royalty

3.1	JVCo will keep proper and detailed records of all Product produced (including, without limitation, information and data referred to in clause 5). Within 21 days of the last day of June, September, December and March of each year that Product is produced JVCo will deliver to AKM a return showing the calculation of the Royalty for the preceding 3 month period together with a cheque for the amount of the Royalty so payable. In the event that there is any dispute as to the calculation or amount of the Royalty for a particular period the dispute shall be dealt with as provided for in Clause 19 of the Agreement. All production records shall be kept in accordance with usual and customary accounting procedures generally employed in the mining industry in Australia. AKM shall have the right, at its expense, to verify, by audit of the production records, that they are true and correct with respect to each financial year of JVCo. If no objection thereto is made in writing and no audit is commenced within a period of 120 days after the end of that financial year, then the parties will be deemed to have accepted the production records of JVCo in respect of that financial year.

Schedule 2-1-

3.2	All profits and losses resulting from JVCo engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions (collectively Hedging Transactions) are specifically excluded from Royalty calculations pursuant to this Agreement. All Hedging Transactions by JVCo and all profits or losses associated therewith, if any, shall be solely for JVCo’s account.

3.3	In the event JVCo receives insurance proceeds for loss of Product due to a casualty event which, without insurance, would adversely affect the amount of the Royalty, JVCo shall pay to AKM the Royalty percentage of any such insurance proceeds which are received by JVCo for such loss of Product after the deduction of all the usual costs and charges mentioned in clause 3 above.

4.	Blending

Before any ore is blended with material from properties other than the Development Area, the ore shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content. Representative samples shall be retained by JVCo and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before blending to determine metal, commercial minerals, and other appropriate content. Detailed records shall be kept by JVCo showing measures, moisture, assays of metal, commercial minerals, and other appropriate content and penalty substances, and gross metal content of the ore. From this information, JVCo shall determine the amount of Royalty due and payable to AKM from ore blended with similar material from other properties. Following the expiration of the period for objection described above in clause 4.1, and absent timely objection, if any, made by AKM, JVCo may dispose of the materials and data required to be kept and produced by this clause 5.

5.	Transfer of Royalty

5.1	AKM may assign or transfer, for a cash consideration only, as provided in this clause 6, the whole (but not part) of the Royalty but may not otherwise Dispose of the Royalty.

5.2	Where AKM wishes to assign or transfer the Royalty, it shall first offer the Royalty to JVCo for a cash consideration. Such offer to JVCo shall remain open for 30 days from and including the date upon which it is made. If JVCo does not accept that offer within that time, AKM may within 90 days of the expiration of that 30 day period assign or transfer the Royalty for a cash consideration which is not less than that offered to JVCo and on terms and conditions not in any way more favourable than those offered to JVCo. If AKM does not, within that period of 90 days so assign or transfer the Royalty then this clause shall apply de novo.

5.3	All stamp, documentary, transfer, sales or other similar taxes or duties which may arise out of or relate to a transfer of the Royalty to the extent not paid by the transferee shall (except where the transferee is JVCo) be for the account of AKM or the transferee (as the case may be).

6.	Confidentiality

All information disclosed by JVCo to AKM in relation to ore or Product produced from the Development Area or the amount of any Royalties paid or payable to AKM will be kept confidential by AKM and may only be disclosed:

(a)	if required by law or any regulation or rule having the force of law, order of a court of competent jurisdiction or in connection with legal proceedings to enforce this Schedule;

(b)	to the extent necessary to enable a party to comply with its obligations under this Schedule after consultation with the other party;

(c)	to bona fide potential purchasers or assignees of the whole or any part of AKM’s interest in the Royalty but only for the purposes of satisfying the person to whom disclosure is made as to the value and commercial viability of the proposed investment;

(d)	to professional advisers (including legal advisers) and consultants of AKM whose duties in relation to the Disclosing Party or under this Agreement necessarily require the disclosure; and

(e)	otherwise as agreed between the parties.

Schedule 2-2-

IN WITNESS whereof the parties have executed this Agreement the date written at the beginning.

EXECUTED by NOVA MINERALS LIMITED CAN 006 690 348 in accordance with section 127 of the Corporations Act:	) ) ) ) )
/s/ Eliahu Bernstein		/s/ Olaf Frederickson
Director		Director/Secretary
Eliahu Bernstein		Olaf Frederickson
Director Name		Director/Secretary Name

EXECUTED by AK MINERALS PTY LTD ACN 620 650 786 in accordance with section 127 of the Corporations Act:	) ) ) ) )
/s/ Dennis Fry		/s/ Bill Koutlis
Director		Director/Secretary
Dennis Fry		Bill Koutlis
Director Name		Director/Secretary Name

EXECUTED by AK MINERALS PTY

LTD for and on behalf of AKCM

(AUST) PTY LTD (a company to be

registered) pursuant to section 131 of the

Corporations Act 2001 (C’th) in

accordance with section 127 of the

Corporations Act:

) ) ) ) )
/s/ Dennis Fry		/s/ Bill Koutlis
Director		Director/Secretary
Dennis Fry		Bill Koutlis
Director Name		Director/Secretary Name